Exhibit 2.1



                 AMENDED & RESTATED AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                       PARAMETRIC TECHNOLOGY CORPORATION,

                              PTC MAPLE CORPORATION

                                 ARBORTEXT, INC.

                                       AND

                         THE STOCKHOLDER REPRESENTATIVE


--------------------------------------------------------------------------------


                                  July 15, 2005

--------------------------------------------------------------------------------



--------------------------------------------------------------------------------

                            Form 8-K Exhibit Notice:
--------------------------------------------------------------------------------

  This Agreement is included as an exhibit to the Form 8-K to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the Merger described herein, it is not intended to provide factual information about the parties. The representations and warranties contained in this Agreement were made only for purposes of this agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. They should be viewed by investors in this context.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                         Page




SECTION 1           THE MERGER AND OTHER TRANSACTIONS..........................1

         1.1      Certain Definitions..........................................1

         1.2      The Merger...................................................7

         1.3      Closing......................................................8

         1.4      Effective Time; Effects of the Merger........................8

         1.5      Certificate of Incorporation and Bylaws......................8

         1.6      Directors and Officers.......................................8

         1.7      Merger Consideration.........................................8

         1.8      Conversion of Stock and Options.............................10

         1.10     Dissenters Rights...........................................12

         1.11     Lost, Stolen or Destroyed Certificates......................12

         1.12     Tax Withholding.............................................13

         1.13     Further Actions.............................................13

SECTION 2           REPRESENTATIONS AND WARRANTIES OF ARBORTEXT...............13

         2.1      Organization and Qualification..............................13

         2.2      Capitalization; Subsidiaries................................13

         2.3      Authority; Enforceability...................................15

         2.4      No Breach; Consents.........................................15

         2.5      Certificate of Incorporation and Bylaws; Corporate Records..15

         2.6      Financial Statements........................................16

         2.7      Absence of Undisclosed Liabilities..........................17

         2.8      Accounts and Notes Receivable...............................17

         2.9      Absence of Certain Changes..................................17

         2.10     Tax Matters.................................................18

         2.11     Compliance with Laws; Permits...............................21

         2.12     Actions and Proceedings.....................................21

         2.13     Contracts and Other Agreements..............................21

         2.14     Real Estate.................................................23

         2.15     Tangible Property...........................................23

         2.16     Proprietary Rights..........................................24

         2.17     Title to Assets; Liens......................................27

         2.18     Customers; Warranties.......................................27

         2.19     Employee Benefit Plans......................................28

         2.20     Employment Matters..........................................31

         2.21     Insurance...................................................32

         2.22     Brokerage...................................................32

         2.23     Environmental Compliance....................................32

         2.24     Unlawful Payments...........................................33

         2.25     Related Party Transactions..................................33

         2.26     Bank and Brokerage Accounts; Powers of Attorney.............34

         2.27     Books and Records; Internal Controls........................34

         2.28     Rights to Acquire...........................................34

         2.29     Full Disclosure.............................................34

SECTION 3           REPRESENTATIONS AND WARRANTIES OF PTC AND MERGER SUB......34

         3.1      Organization................................................34

         3.2      Authority to Execute and Perform Agreements.................35

         3.3      No Breach; Consents.........................................35

         3.4      Actions and Proceedings.....................................35

         3.5      Brokerage...................................................35

         3.6      Financing...................................................36

SECTION 4           COVENANTS AND AGREEMENTS..................................36

         4.1      Conduct of Arbortext's Business.............................36

         4.2      Corporate Examinations and Investigations...................37

         4.3      Consummation, Governmental and Third-Party Notices
                   and Consents...............................................38

         4.5      Stockholder Approval; Dissenters' Rights....................39

         4.6      Tax Matters.................................................39

         4.7      Continuing Obligation to Inform.............................41

         4.8      Exclusivity.................................................41

         4.9      Transaction Expenses........................................42

         4.10     Public Announcements and Confidentiality....................42

         4.11     Indemnification of Directors and Officers...................42

         4.12     Employee Benefits...........................................43

         4.13     Termination of Options......................................45

         4.14     Delivery of Monthly Financial Statements....................45

         4.15     Employee Benefit Plans......................................45

         4.16     Subsidiary Employee Agreements..............................45

         4.17     280G Approval...............................................45

SECTION 5           CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE............46

         5.1      Stockholder Approval........................................46

         5.2      Antitrust Clearance.........................................46

         5.3      Legal Proceedings...........................................46

SECTION 6           CONDITIONS TO THE OBLIGATION OF PTC AND MERGER SUB
                     TO CLOSE.................................................46

         6.1      Compliance; CEO Certificate.................................47

         6.2      Secretary Certificate.......................................47

         6.3      Third Party Consents and Approvals..........................47

         6.4      Certificates................................................47

         6.5      Escrow Agreement............................................47

         6.6      Dissenting Stockholders.....................................47

         6.7      Termination of Purchase Rights..............................48

         6.8      Opinion of Counsel to Arbortext.............................48

         6.9      FIRPTA Certificate..........................................48

         6.10     No Bank Debt or Liens.......................................48

         6.11     Termination of Other Agreements.............................48

         6.12     Intercompany Royalty Agreement..............................48

         6.13     Accrued Vacation ...........................................48

         6.14     Miscellaneous...............................................48

SECTION 7           CONDITIONS TO ARBORTEXT'S OBLIGATION TO CLOSE.............48

         7.1      Compliance; Officer Certificates............................48

         7.2      Secretary Certificates......................................49

         7.3      Escrow Agreement............................................49

         7.4      Opinion of Counsel to PTC...................................49

SECTION 8           INDEMNIFICATION...........................................49

         8.1      Survival....................................................49

         8.2      Obligation of the Securityholders to Indemnify..............49

         8.3      Notice and Opportunity to Defend............................50

         8.4      Limitations on Indemnification..............................52

SECTION 9           TERMINATION, AMENDMENT AND WAIVER.........................53

         9.1      Termination.................................................53

         9.2      Effect of Termination.......................................53

         9.3      Amendment; Waiver...........................................54

SECTION 10          MISCELLANEOUS.............................................54

         10.1     Notices.....................................................54

         10.2     Entire Agreement............................................55

         10.3     Governing Law...............................................55

         10.4     Dispute Resolution..........................................55

         10.5     Specific Performance and Other Remedies.....................56

         10.6     Binding Effect..............................................57

         10.7     Counterparts................................................57

         10.8     Exhibits and Schedules......................................57

         10.9     Headings....................................................57

         10.10    Severability................................................57

         10.11    Stockholder Representative..................................57

195069.1

                                    SCHEDULES

The following schedules and exhibits are omitted in reliance on Item 601(b)(2) of Regulation S-K but will be furnished supplementally to the Commission upon request.

Arbortext Disclosure Schedule

Schedule 1.1    -   Distribution Schedule
Schedule 1.2    -   List of Arbortext Officers Deemed to have Knowledge
Schedule 1.9    -   Designated Individuals

                                    EXHIBITS

Exhibit A       -   Form of Escrow Agreement
Exhibit B       -   Matters to be Covered in the Opinion of Counsel to Arbortext
Exhibit C       -   Form of FIRPTA Certificate
Exhibit D       -   Form of FIRPTA IRS Notice
Exhibit E       -   Matters to be Covered in the Opinion of Counsel to PTC

                AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the "Agreement") dated as of the 15th day of July, 2005, by and among Parametric Technology Corporation, a Massachusetts corporation ("PTC"), PTC Maple Corporation, a Delaware corporation and newly-formed, indirect, wholly-owned subsidiary of PTC ("Merger Sub"), Arbortext, Inc., a Delaware corporation ("Arbortext"), and Promod Haque, as the Stockholder Representative hereunder, amends and restates in its entirety the Agreement and Plan of Merger entered into by the parties as of the 30th day of June, 2005.

                                    Recitals

         WHEREAS, the Boards of Directors of PTC and Arbortext have deemed it advisable and in the best interest of their respective companies and their respective stockholders to enter into a business combination by means of the merger of Merger Sub with and into Arbortext under the terms of this Agreement and have approved and adopted this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

SECTION 1
                        THE MERGER AND OTHER TRANSACTIONS

1.1               Certain Definitions.  For purposes of this Agreement:

(a)   "1999 Plan" means Arbortext's 1999 Stock Plan.

(b)   "Accounts Receivable" has the meaning given in Section 2.8.

(c) "Advent Agreement" means the Share Purchase Agreement dated October 12, 2004 by and among Arbortext, Advent Publishing Systems Limited ("Advent"), and the shareholders of Advent named therein.

(d) "Advent Holdback Shares" means the shares of Arbortext Common Stock outstanding and held by Arbortext at the Effective Time pursuant to Section 2.3 of the Advent Agreement.

(e) "Aggregate Option Exercise Price" means with respect to all outstanding Options exercisable at the Effective Time, the aggregate of the products of (i) the number of shares of Arbortext Common Stock subject to such Options and (ii) the exercise price per share of such Arbortext Common Stock of such Options.

(f)   "Annual Financials" has the meaning given in Section 2.6.

(g) "Business Day" means Monday through Friday, but excluding holidays, in Boston, Massachusetts.

(h)   "Certificate of Merger" has the meaning given in Section 1.3.

(i) "Claims Termination Date has the meaning given to such term in the Escrow Agreement.

(j)   "Closing" has the meaning given in Section 1.3.

(k)   "Closing Adjustments" has the meaning given in Section 1.7.

(l)   "Closing Date" has the meaning given in Section 1.3.

(m)   "Closing Deadline" has the meaning given in Section 9.1(a).

(n)   "Code" means the U.S. Internal Revenue Code of 1986, as amended.

(o) "Consent" means any filing with, notice to, or approval, consent or waiver.

(p)   "DGCL" has the meaning given in Section 1.2.

(q) "Dissenting Shares" and "Dissenting Stockholder" have the respective meanings given in Section 1.10.

(r) "Distribution Schedule" means Schedule 1.1 hereto. In the event of any negative Closing Adjustment under Section 1.7(b), the amount of such Adjustment shall be allocated among the Securityholders pro rata in accordance with the respective amounts shown under "Tier 4 - Remaining Proceeds" on the Distribution Schedule, and the amounts shown in each of the columns shall be reduced accordingly.

(s)   "Effective Date" has the meaning given in Section 1.4.

(t)   "Effective Time" has the meaning given in Section 1.4.

(u)   "Escrow Agent" has the meaning given in Section 1.9(c).

(v)   "Excess Transaction Expenses" has the meaning given in Section 4.9.

(w)   "Escrow Agreement" has the meaning given in Section 1.9(c).

(x) "Escrow Funds" means the sum held by the Escrow Agent from time to time pursuant to Section 1.9(c) and the Escrow Agreement.

(y) "Excess Parachute Payment" has the meaning given in Section 280G(b) of the Code.

(z)   "Expiration Date" has the meaning given in Section 8.4(b).

(aa)  "Financial Statements" has the meaning given in Section 2.6.

(bb)   "Final Claim" has the meaning given in the Escrow Agreement.

(cc) "Forfeitable Shares" means (i) shares of Arbortext Stock that are, immediately before the Effective Time, subject to Arbortext's right of Forfeiture pursuant to the 1999 Plan and Option agreements thereunder and (ii) shares underlying outstanding Options that would be Forfeitable Shares if such Options were exercised immediately before the Effective Time. For purposes of this Agreement, "forfeiture" of Forfeitable Shares includes termination of an Option exercisable for Forfeitable Shares.

(dd) "GAAP" means generally accepted accounting principles in the United States of America.

(ee) "Governmental Entity" means any foreign, federal, state, local or other court or governmental, regulatory or administrative agency, body or authority.

(ff) "Hazardous Materials" has the meaning given in Section 2.23(b).

(gg) "H-S-R Act" means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(hh)  "including" means "including but not limited to."

(ii) "Independent Accountant" means a mutually acceptable independent accountant of national or regional standing that has not been engaged by either PTC or Arbortext within three years before the Closing Date.

(jj)  "Insurance Policies" has the meaning given in Section 2.21.

(kk)  "Interim Balance Sheet" has the meaning given in Section 2.6.

(ll)  "Interim Balance Sheet Date" has the meaning given in Section 2.6.

(mm)  "Interim Financials" has the meaning given in Section 2.6.

(nn)  "Key Customers" has the meaning given in Section 2.18.

(oo) "Knowledge," when used in this Agreement in reference to Arbortext, means the Knowledge of any of the individuals identified on Schedule 1.2 hereto. Any such individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

(pp) "Liabilities" means any liabilities of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, and contingent liabilities relating to activities of Arbortext or any Subsidiary or the conduct of its business, regardless of whether claims in respect thereof have been asserted).

(qq) "Lien" means any lien, charge, security interest, condition, restriction, mortgage, pledge, community property interest, right of first refusal, option, easement, reservation, tenancy, or any other encumbrance whatsoever.

(rr) "Loss" means any loss, liability, damage, deficiency, cost or expense, including interest and penalties imposed or assessed by any judicial or administrative body or arbitrator and reasonable attorneys', accountants', or other experts' or advisors' fees and expenses, whether arising out of third-party claims or otherwise incurred, and including all amounts paid in investigation, defense or settlement of the foregoing.

(ss) "Arbortext's Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of Arbortext as in effect on the date of this Agreement, and as may be amended before the Effective Time.

(tt) "Arbortext Common Stock" means the shares of common stock, par value $0.0001 per share, of Arbortext.

(uu)  "Arbortext Disclosure Schedule" has the meaning given in Section 2.

(vv) "Arbortext Intellectual Property" has the meaning given in Section 2.16(b)(i).

(ww)  "Arbortext Licenses" has the meaning given in Section 2.16(b)(ii).

(xx)  "Arbortext Option Plans" has the meaning given in Section 2.2(a).

(yy) "Arbortext Preferred Stock" means the shares of all series of preferred stock, par value $0.0001 per share, of Arbortext.

(zz) "Arbortext Stock" means the shares of capital stock of Arbortext of all classes and series.

(aaa) "Material Adverse Effect" means a material adverse effect on (i) the business, assets, financial condition or results of operations of Arbortext or the Surviving Corporation, and the Subsidiaries, taken as a whole or (ii) the ability of PTC to operate the Surviving Corporation after the Effective Time, other than such changes, effects or circumstances reasonably attributable to:
(A) economic conditions generally in the United States or foreign economies in any locations where Arbortext and its Subsidiaries have material operations or sales; (B) conditions generally affecting the industries in which Arbortext participates, provided that, with respect to clauses (A) and (B), such changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on Arbortext and its Subsidiaries; (C) the payment of any amounts due to, or the provision of any other benefits to, any officers or employees under employment contracts, employee benefit plans, severance arrangements or other arrangements in existence on the date of this Agreement and disclosed in the Arbortext Disclosure Schedule; (D) any action taken by Arbortext with PTC's express written consent; (E) any of the matters set forth in Section 2.12 of the Arbortext Disclosure Schedule, assuming in each case the reasonably complete and accurate description of such matter therein; or
(F) the announcement or pendency of the Merger.

(bbb) "Material Contracts" has the meaning given in Section 2.13(a).

(ccc) "Merger" has the meaning given in Sections 1.2.

(ddd) "Merger Consideration" has the meaning given in Section 1.7(a).

(eee) "Most Favored Customer Provision" means a provision in a contract or other agreement that would customarily be referred to as a "most favored customer," "most favored nation," or "most favored pricing" provision, including any provision wherein Arbortext or any Subsidiary (a) warrants that Arbortext or any Subsidiary is not selling or licensing (or has not sold or licensed) products and/or services to any other customer or group of customers at prices or on other terms better than the pricing or terms being offered to the customer under such contract, (b) covenants that, if Arbortext enters into an agreement with any other customer providing such other customer with more favorable pricing or other terms than the terms under such contract, the pricing or other terms under such contract will be made equivalent to or more favorable than such other customer's more favorable agreement or (c) contains a provision similar to clause (a) or (b) above.

(fff) "Option" means an option to purchase Arbortext Common Stock granted under any of the Arbortext Option Plans.

(ggg) "Permitted Liens" has the meaning given in Section 2.17.

(hhh) "Pro Rata Escrow Consideration," with respect to any Securityholder as of any time, means the amount set forth opposite such Securityholder's name under the heading "Escrow Funds" on the Distribution Schedule plus any amount determined under the next sentence. In the event that, at such time, (x) any Forfeitable Shares have been forfeited (assuming for this purpose that such Forfeitable Shares, or the Options exercisable therefor, had remained outstanding following the Effective Time on the basis described in Section 1.9(d)) or (y) any Advent Holdback Shares have been forfeited (assuming for this purpose that such shares had remained outstanding and subject to the holdback provisions of the Advent Agreement following the Effective Time), the respective amounts set forth on the Distribution Schedule opposite the name of the holder of such Forfeitable Shares or Advent Holdback Shares under the heading "End of Temp. Serv. Period" or "Advent Escrow Funds," as the case may be, shall be allocated among the other Securityholders pro rata in accordance with their respective amounts shown under the heading "Tier 4 - Remaining Proceeds," and each such Securitytholder's share of the Escrow Funds shall be appropriately adjusted.

(iii) "Per Share Net Closing Consideration" shall mean an amount equal to the quotient obtained by dividing (a) the difference between (i) the Merger Consideration and (ii) the sum of the Aggregate Preferred Liquidation Preference and the amount of the Escrow Funds by (b) the Fully Diluted Shares Outstanding.

(jjj) "Per Share Net Closing Option Consideration" means, with respect to each share of Arbortext Common Stock covered by an Option outstanding and exercisable at the Effective Time, (i) the Per Share Net Closing Consideration minus (ii) the exercise price per share of such Option.

(kkk) "Pre-Closing Periods" has the meaning given in Section 4.6(a).

(lll) "Purchase Right" has the meaning given in Section 2.2(b).

(mmm) "Qualified Plan" has the meaning given in Section 2.19(d).

(nnn) "Return Rate" means the dollar value of licenses returned by customers or otherwise not paid for in any given period, to the extent based on the respective customer's assertion that the products and/or services received from Arbortext or any Subsidiary did not conform to the agreed specifications thereof, divided by consolidated license revenue for that period.

(ooo) "Series A Preferred Stock" shall mean the shares of Series A Preferred Stock, $0.0001 par value per share, of Arbortext.

(ppp) "Series B Preferred Stock" shall mean the shares of Series B Preferred Stock, $0.0001 par value per share, of Arbortext.

(qqq) "Series C Preferred Stock" shall mean the shares of Series C Preferred Stock, $0.0001 par value per share, of Arbortext.

(rrr) "Series C-1 Preferred Stock" shall mean the shares of Series C-1 Preferred Stock, $0.0001 par value per share, of Arbortext.

(sss) "Series C-2 Preferred Stock" shall mean the shares of Series C-2 Preferred Stock, $0.0001 par value per share, of Arbortext.

(ttt) "Series C-3 Preferred Stock" shall mean the shares of Series C-3 Preferred Stock, $0.0001 par value per share, of Arbortext.

(uuu) "Series C-4 Preferred Stock" shall mean the shares of Series C-4 Preferred Stock, $0.0001 par value per share, of Arbortext.

(vvv) "Series C-5 Preferred Stock" shall mean the shares of Series C-5 Preferred Stock, $0.0001 par value per share, of Arbortext.

(www) "Securityholders" shall mean, collectively, the Stockholders and the holders of Options who are entitled to payment under Section 1.8(b)(i).

(xxx) "Stockholder Representative" shall mean the person appointed as the Stockholder Representative from time to time pursuant to Section 10.11.

(yyy) "Stockholder Representative Funds" shall have the meaning given in Section 1.9(e).

(zzz) "Stockholders" means the holders of Arbortext Stock or, following the Effective Time, the holders of Arbortext Stock immediately before the Effective Time.

(aaaa) "Straddle Periods" has the meaning given in Section 4.6(a).

(bbbb) "Subsidiary" means any corporation or other organization, whether incorporated or unincorporated, of which (i) at least 25% of the securities or other interests having by their terms (A) ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or (B) the right to appoint the manager, general partner, or other person(s) controlling the management of such organization are directly or indirectly owned or controlled by Arbortext or by any one or more of its Subsidiaries, or by Arbortext and one or more of its Subsidiaries or (ii) Arbortext or any other Subsidiary of Arbortext is a general partner or managing member.

(cccc) "Surviving Corporation" has the meaning given in Section 1.2.

(dddd) "Tax" or "Taxes" means any and all federal, state or local or foreign taxes, charges, fees, levies, deficiencies or other assessments of whatever kind or nature, including without limitation all net income, gross income, profits, gross receipts, excise, value added, real or personal property, sales, ad valorem, withholding, social security, social insurance, retirement, employment, unemployment, minimum estimated, severance, stamp, property, occupation, environmental, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording and other taxes, customs duties, fees assessments or charges of any kind whatsoever, imposed by any taxing authority, including any liability therefor for a predecessor entity or as a transferee under Section 6901 of the Code or any similar provision of applicable federal, state, local or foreign law, as a result of U.S. Treasury Regulation ss.1.1502-6 or any similar provision of federal, state, local or foreign applicable law, or as a result of any Tax sharing or similar agreement, together with any interest, penalties or additions to tax relating thereto.

(eeee) "Tax Return" means any return, declaration, report, claim for refund, information return, or statement, and any schedule, attachment, or amendment thereto, including without limitation any consolidated, combined or unitary return or other document (and any schedule, attachment or amendment thereto), filed or required to be filed by any taxing authority in connection with the determination, assessment, collection, imposition, payment, refund or credit of any federal, state, local or foreign Tax or the administration of the laws relating to any Tax.

(ffff) "Transaction Expenses" means Arbortext's legal, accounting, brokerage, consulting and other expenses relating to the negotiation and consummation of the Memorandum of Understanding between PTC and Arbortext dated as of May 27, 2005 (the "Memorandum of Understanding"), this Agreement, the Escrow Agreement (other than expenses incurred with respect thereto after the Closing Date), the Merger and the other transactions contemplated hereby.

(gggg) "Transfer Taxes" has the meaning given in Section 4.6(e).

1.2 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Arbortext (the "Merger"). The Merger shall occur at the Effective Time. Following the Merger, Arbortext shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and the separate corporate existence of Merger Sub shall cease.

1.3 Closing. Subject to the satisfaction or waiver of the conditions set forth in Sections 5, 6 and 7, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts on such date and at such time as the parties may agree, but not later than the earlier to occur of the third
(3rd) Business Day after the satisfaction or waiver of the conditions set forth in Sections 5, 6 and 7 or the Closing Deadline (the "Closing Date"). At the Closing, the parties shall (a) deliver to each other the various certificates, instruments and other deliveries required to be made at Closing under this Agreement, (b) execute a certificate of merger (the "Certificate of Merger") in accordance with the DGCL, (c) cause the Certificate of Merger to be filed with the Secretary of State of Delaware in accordance with the DGCL, and (d) take all such further actions as may be required or appropriate to make the Merger effective.

1.4 Effective Time; Effects of the Merger. The Merger shall be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in the Certificate of Merger (the "Effective Time," and the date on which the Effective Time occurs is the "Effective Date"). The Merger shall have the effects provided in this Agreement and the applicable provisions of the DGCL.

1.5 Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of Merger Sub in effect immediately before the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Company until amended in accordance with applicable law.

1.6 Directors and Officers. The directors and officers of Merger Sub immediately before the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. Each current director and officer of Arbortext and its Subsidiaries shall submit his or her resignation at the Closing to be effective at the Effective Time.

1.7   Merger Consideration.

(a) Merger Consideration. As used in this Agreement, "Merger Consideration" means the amount equal to One Hundred Ninety Million Dollars ($190,000,000) less the aggregate of the negative Closing Adjustments and plus the aggregate of the positive Closing Adjustments, in each case determined in accordance with Subsection 1.7(b).

(b) Closing Adjustments. Before the Closing Date, Arbortext shall deliver to PTC (i) a consolidated balance sheet of Arbortext and its Subsidiaries as of the fifth (5th) Business Day before the Closing Date (the "Pre-Closing Date"), (ii) a list of Accounts Receivable as of the Pre-Closing Date, and (iii) invoices for all Transaction Expenses incurred by Arbortext, in each case binding on the obligees of such indebtedness or fees and which describe in reasonable detail the services provided to Arbortext. Such delivery shall be accompanied by a certificate signed on behalf of Arbortext by its chief financial officer representing (x) that such balance sheet and list of Accounts Receivable have been prepared from, and are in accordance with, the books and records of Arbortext and such balance sheet presents fairly the financial position of Arbortext and its Subsidiaries as of the date indicated in accordance with GAAP consistently applied with prior periods, except as otherwise stated therein, and
(y) the amount of Excess Transaction Expenses as of the Closing Date.

(i) If the Other Liabilities of Arbortext as shown on the consolidated balance sheet as of the Pre-Closing Date (the "Pre-Closing Other Liabilities") exceed zero, such excess shall be a negative Closing Adjustment. For purposes of this
Section 1.7, "Other Liabilities" shall mean all Liabilities required by GAAP to be shown on a consolidated balance sheet of Arbortext and its Subsidiaries, but excluding the sum of (A) current, ordinary course trade payables, (B) current, ordinary course accrued expenses (other than Taxes), (C) current, ordinary course accrued compensation and benefits, (D) deferred revenues, (E) deferred taxes, and (F) Transaction Expenses.

(ii) The Excess Transaction Expenses, as so certified by Arbortext, shall be a negative Closing Adjustment.

(iii) The Aggregate Option Exercise Price shall be a positive Closing
Adjustment.

(c)   Post-Closing True-Up.

(i) Not later than ninety (90) days after the Closing Date, PTC will provide to the Stockholder Representative a calculation of the Other Liabilities of Arbortext as of the close of business on the day before the Closing Date. PTC will make available all records and work papers used in calculating such amounts. If the Stockholder Representative disagrees with PTC's calculation, the Stockholder Representative may provide a written notice of proposed changes to such calculation (a "Change Notice") to PTC within thirty (30) days after the receipt of PTC's calculation (and in the event no Change Notice is provided during such period, the Stockholder Representative will be deemed to have agreed to and accepted such calculation as of the end of such period). PTC shall promptly cooperate with the Stockholder Representative in providing such information as he reasonably requests in connection with the review of the calculation contemplated by this section, and the Stockholder Representative's thirty (30) day period for reviewing such calculation shall be extended as is reasonably necessary to enable him to review any such additional information provided to him after the provision of the original calculation. If the Stockholder Representative provides a Change Notice to PTC within such period, the amount of Other Liabilities shall be finally determined in accordance with
Section 1.7(d).

(ii) If the amount of Other Liabilities as finally determined is greater than the Pre-Closing Other Liabilities, PTC shall be entitled to receive from the Escrow Funds (as a Final Claim) an amount equal to the difference. If the amount of Other Liabilities as finally determined is less than the Pre-Closing Other Liabilities, PTC shall pay to the Stockholder Representative for the benefit of the Securityholders an amount equal to the difference.

(d) Resolution of Disputes. PTC and the Stockholder Representative will attempt in good faith promptly to resolve any differences with respect to the calculation under Section 1.7(c) that are raised within the applicable period. If they are unable to resolve any differences within twenty (20) days after delivery of the Change Notice, such remaining differences will be submitted to an Independent Accountant for prompt determination. The Independent Accountant will determine those matters in dispute and will render a written report as to the disputed matters, which report shall be conclusive and binding upon the parties. The fees and expenses of the Independent Accountant in respect of such report shall be paid one-half by PTC and one-half by the Stockholder Representative.

1.8 Conversion of Stock and Options. At the Effective Time, by virtue of the Merger and without any action on the part of PTC, Merger Sub or Arbortext, but subject to Sections 1.9 through 1.12 and Section 8:

(a) Arbortext Stock. The outstanding shares of Arbortext Stock shall be converted into and represent the right to receive cash, without any interest thereon, in the respective amounts set forth opposite the respective names of the holders thereof under "Total" on the Distribution Schedule;

(b)   Purchase Rights.

(i) The issued and outstanding Options that are vested and exercisable at the Effective Time shall, immediately after the Effective Time, be cancelled and automatically converted into and represent the right to receive cash, without any interest thereon, in the respective amounts set forth opposite the respective names of the holders thereof under "Total" on the Distribution Schedule

(ii) The issued and outstanding Options that are unvested and unexercisable at the Effective Time shall thereupon be cancelled and terminated. In consideration therefor, PTC shall cause Arbortext to pay each Arbortext employee who was a holder of such an Option the amount set forth opposite such employee's respective name under "Unvested Option Payout" on the Distribution Schedule (less any required federal, state, local and foreign Tax withholding amounts, which PTC shall cause to be paid to the applicable Taxing authorities), which amount is in addition to, and not part of, the Merger Consideration.

(iii) Each issued and outstanding Purchase Right, other than an Option, that has not been exercised before the Effective Time shall thereupon be cancelled and terminated without payment by or on behalf of Arbortext or PTC of any consideration therefor.

(c) Cancellation of Treasury Stock. Each share of Arbortext Stock held immediately before the Effective Time by Arbortext as treasury stock shall be cancelled and no payment shall be made with respect thereto.

(d) Cancellation of Merger Sub Stock. Each share of common stock, $0.001 par value, of Merger Sub issued and outstanding immediately before the Effective Time shall be converted into and thereafter evidence one fully paid and non-assessable share of common stock of the Surviving Corporation.

(e) Closing of Transfer Books. At the Effective Time, the stock transfer books of Arbortext shall be closed and no transfer of Arbortext Stock shall thereafter be made. Until surrendered in accordance with the provisions of Section 1.9(a), each certificate representing Arbortext Stock shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only a right to receive that portion of the Merger Consideration into which such shares of Arbortext Stock shall have been so converted pursuant to this Section 1.8.

1.9   Delivery of Merger Consideration; Escrow.  At the Closing:

(a) Subject to Section 1.11, Arbortext shall surrender and deliver to PTC for cancellation the certificates representing all outstanding shares of Arbortext Stock as of immediately before the Effective Time, duly endorsed in blank or with stock powers duly executed by such Stockholder;

(b) PTC shall, subject to Sections 1.9(d) through (f), 1.10, 1.11 and 1.12, deliver to:

(i) the holders of Arbortext Stock, the respective amounts set forth opposite such holders' respective names under "Closing/Shares" on the Distribution Schedule, and

(ii) Arbortext an amount equal to the aggregate amount set forth under "Closing/Options" on the Distribution Schedule, and Arbortext shall as promptly as practicable pay to the holders of outstanding Options that are vested and exercisable at the Effective Time the respective amounts set forth opposite such holders' respective names under "Closing/Options" on the Distribution Schedule, less any required federal, state, local and foreign Tax withholding amounts, which Arbortext shall cause to be paid to the applicable Taxing authorities.

(c) PTC shall deliver to U.S. Bank National Association (the "Escrow Agent") an amount equal to Nineteen Million Dollars ($19,000,000.00) of the Merger Consideration to be held in escrow as security for (i) any payment to PTC pursuant to Section 1.7(c)(ii) and (ii) the Securityholders' indemnification obligations under Section 8 pursuant to the provisions of an escrow agreement in substantially the form of Exhibit A hereto (the "Escrow Agreement"). Any portion of the Escrow Funds that is distributable to the Securityholders under the Escrow Agreement shall be allocated among them pro rata in accordance with their respective Pro Rata Escrow Consideration amounts.

(d) All amounts otherwise deliverable to, or held as part of the Escrow Funds with respect to, a Securityholder listed on Schedule 1.9 (a "Designated Individual") with respect to the Shares and Options listed opposite such Designated Individual's name on Schedule 1.9 shall be delivered to the Stockholder Representative or held as part of the Escrow Funds, as the case may be, subject to forfeiture to the Securityholders on the terms set forth in
Schedule 1.9. Such amounts shall be paid by the Stockholder Representative to the respective Designated Individuals (or, if held as part of the Escrow Funds, remain subject to the terms of the Escrow Agreement no longer subject to forfeiture) within thirty (30) days after the date that such amounts cease to be forfeitable. Upon any forfeiture, the respective amount held by the Stockholder Representative shall be paid to the Securityholders in accordance with Section
1.8 and the right to any such amount then part of the Escrow Funds shall be forfeited by the Designated Individual. Before making any payment (x) of any such amounts to a Designated Individual or (y) of any amounts forfeited by a Designated Individual to any former holder of Options or Forfeitable Shares (in his or her capacity as such), the Stockholder Representative shall provide PTC with a list of all such proposed payments and payees, shall withhold from any such proposed payment such amounts as PTC specifies for federal, state, local and foreign Tax withholding, and shall cause such amounts to be remitted to the applicable Taxing authorities.

(e) All amounts otherwise deliverable to Stockholders under Section 1.9(b) or held as part of the Escrow Funds under Section 1.9(c) with respect to shares of Arbortext Stock held by Arbortext at the Effective Time pursuant to the Advent Agreement shall be retained by PTC subject to forfeiture to the Surviving Corporation pursuant to the Advent Agreement. Such amounts shall be paid to the respective Stockholders if, as and when such shares would have been distributed to them under the Advent Agreement.

(f) PTC or Arbortext, as applicable, shall deliver to the Stockholder Representative Five Hundred Thousand Dollars ($500,000) of the Merger Consideration (the "Stockholder Representative Funds") otherwise payable at Closing to the Securityholders after application of the foregoing provisions of this Section 1.9 to be held in escrow to provide for the expenses of the Stockholder Representative hereunder and under the Escrow Agreement. All such funds, if any, that remain after the payment of the Stockholder Representative expenses shall be distributed to the Securityholders pro rata based on the their respective amounts listed under the heading "S/H Rep's Fund" on the Distribution Schedule.

1.10 Dissenters Rights. Shares of Arbortext Stock held as of the Effective Time by a Stockholder who has not voted such shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time (collectively, the "Dissenting Shares"), shall not be converted into Merger Consideration, but shall be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL. If a holder of Dissenting Shares (a "Dissenting Stockholder") forfeits or withdraws his, her or its right to appraisal of Dissenting Shares, then, (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration payable in respect of such shares of Arbortext Stock pursuant to Section 1.8, and (ii) promptly following the occurrence of such event, PTC or the Surviving Corporation shall deliver to such Dissenting Stockholder a payment representing the Merger Consideration to which such holder is entitled pursuant to Section 1.8.

1.11 Lost, Stolen or Destroyed Certificates. In the event any certificate representing Arbortext Stock shall have been lost, stolen or destroyed, PTC shall issue the respective Merger Consideration in exchange for such lost, stolen or destroyed certificate only following delivery by the holder thereof of an affidavit of that fact and such indemnities against any claim that may be made against PTC or its transfer agent with respect to the certificate alleged to have been lost, stolen or destroyed as are customarily requested by institutional transfer agents.

1.12 Tax Withholding. PTC, Arbortext or the Surviving Corporation, as the case may be, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Arbortext Stock or Purchase Rights such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Arbortext Stock or Purchase Rights, as the case may be, in respect of which such deduction and withholding was made.

1.13 Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Arbortext and Merger Sub, the officers and directors from time to time of the Surviving Corporation are fully authorized in the name of Arbortext and Merger Sub, as the case may be, or otherwise to take, and will take, all such lawful and necessary action as is consistent with this Agreement.

SECTION 2
                   REPRESENTATIONS AND WARRANTIES OF ARBORTEXT

         Arbortext represents and warrants to PTC that, except as set forth in the disclosure schedule of even date herewith delivered to PTC by Arbortext (the "Arbortext Disclosure Schedule"), the provisions of which are numbered to correspond to the section numbers of this Agreement to which they refer; provided, however, that the disclosures in any section or paragraph in the Arbortext Disclosure Schedule shall qualify as disclosures with respect to other sections and paragraphs in this Section 2 to the extent that it is reasonably apparent from the reading of such disclosure that it also qualifies or applies to such other sections or paragraphs:

2.1 Organization and Qualification. Arbortext and each of its Subsidiaries is a corporation (or similar foreign entity with corporate characteristics) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each such entity has the requisite corporate (or similar) power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as proposed to be conducted. Arbortext and each of its Subsidiaries is duly qualified or otherwise authorized to transact business as a foreign corporation in each jurisdiction (in the United States and outside of the United States) in which such qualification or authorization is required by law, except where the failure to be so qualified or authorized, individually or in the aggregate, would not have a Material Adverse Effect. Arbortext and each of its Subsidiaries has maintained and filed all statutory accounts required by law.

2.2   Capitalization; Subsidiaries.

(a) Outstanding Capital Stock. The authorized capital stock of Arbortext consists of (a) 48,000,000 shares of Arbortext Common Stock of which (i) 7,603,690 shares are issued and outstanding, (ii) 11,074,035 shares are reserved for issuance pursuant to all stock option and other equity incentive plans of Arbortext (the "Arbortext Option Plans"), (iii) 10,177,507 shares are subject to issuance upon exercise of outstanding Options, (iv) 851,317 shares are subject to issuance upon exercise of outstanding warrants to purchase Arbortext Common Stock, and (v) 2,224,000 shares are held as treasury stock, and (b) 36,132,275 shares of Arbortext Preferred Stock of which (i) 2,099,999 are designated as Series A Preferred Stock, all of which are issued and outstanding, (ii) 5,759,928 are designated as Series B Preferred Stock, 5,457,260 of which are issued and outstanding and 184,843 are subject to issuance upon exercise of outstanding warrants, (iii) 8,199,922 are designated as Series C Preferred Stock, 7,773,199 of which are issued and outstanding and 466,723 are subject to issuance upon exercise of outstanding warrants, (iv) 8,199,922 are designated as Series C-1 Preferred Stock, none of which is issued or outstanding, (v) 2,375,000 are designated as Series C-2 Preferred Stock, all of which are issued and outstanding, (vi) 2,375,000 are designated as Series C-3 Preferred Stock, none of which is issued or outstanding, (vii) 3,561,252 are designated as Series C-4 Preferred Stock, 2,136,751 of which are issued and outstanding, and (viii) 3,561,252 are designated as Series C-5 Preferred Stock, none of which is issued and outstanding. No other class of capital stock of Arbortext is authorized or outstanding. There are 86,476 Advent Holdback Shares at the date hereof. The outstanding shares of Arbortext Stock are held of record and beneficially by the persons and in the respective amounts set forth in Section 2.2(a) of the Arbortext Disclosure Schedule. All of the issued and outstanding shares of Arbortext Stock have been duly authorized and validly issued and are fully paid and nonassessable and free of pre-emptive rights, whether under Arbortext's Certificate of Incorporation or Bylaws or any other agreement or instrument to which Arbortext is a party. None of the issued and outstanding shares of Arbortext Stock has been issued in violation of the Securities Act or of any other applicable federal, state or foreign laws. To Arbortext's Knowledge, there are no shareholder agreements, voting trusts or agreements, proxies or other agreements, instruments or understandings with respect to any shares of Arbortext Stock.

(b) Purchase Rights; Convertible Securities. Except as set forth in Section 2.2(b) of the Arbortext Disclosure Schedule (which lists, among other things, the respective holders, numbers of underlying shares, grant and termination (or expiration) dates, vesting, exercisability or retention schedule, and the exercise or conversion prices thereof), there are no outstanding rights, subscriptions, warrants, calls, preemptive rights, convertible or exchangeable securities, options (including Options issued under the Arbortext Option Plans) or other agreements or commitments of any kind to purchase or otherwise to receive from Arbortext any of the outstanding, authorized but unissued, unauthorized or treasury shares of Arbortext Stock or any other security of Arbortext (collectively, "Purchase Rights"). Arbortext has previously provided or otherwise made available to PTC true and correct copies of all the agreements and other instruments with respect to its outstanding Purchase Rights. No Purchase Right has been repurchased, redeemed, terminated or forfeited other than for no consideration pursuant to its terms.

(c) Subsidiaries. The name, locations, jurisdiction of incorporation or organization and details of Arbortext's ownership of each of the Subsidiaries are set forth in Section 2.2(c) of the Arbortext Disclosure Schedule. Arbortext (or one of its Subsidiaries) is the sole record and beneficial owner of all outstanding shares of capital stock or other securities of each Subsidiary free and clear of any and all Liens. All of the issued and outstanding shares of capital stock or other securities of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and have been offered, issued and sold by such Subsidiary in compliance with all applicable federal, state and foreign laws. There are no outstanding rights, subscriptions, warrants, calls, preemptive rights, convertible or exchangeable securities, options or other agreements or commitments of any kind to purchase or otherwise to receive from any Subsidiary any of the outstanding, authorized but unissued, unauthorized or shares of capital stock or other securities of such Subsidiary. There are no registration rights agreements, shareholder agreements, voting trusts or agreements, proxies or other agreements, instruments or understandings with respect to any shares of capital stock or other securities of any Subsidiary. There are no restrictions or limitations on (i) the ability of any of the Subsidiaries to make any dividend or other distribution or (ii) the ability of any owner of any Subsidiary to transfer any shares, membership interests, or other equity interests of such entity.

2.3 Authority; Enforceability. Arbortext has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder, and to consummate the Merger and the other transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Escrow Agreement, and the consummation of the Merger and the other transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Arbortext except for the affirmative vote of the holders of a majority of the outstanding shares of (a) Arbortext Common Stock and Arbortext Preferred Stock, voting together as a single class, and (b) Arbortext Preferred Stock, voting as a separate class. This Agreement has been, and the Escrow Agreement when delivered at the Closing will be, duly executed and delivered by Arbortext. This Agreement constitutes, and the Escrow Agreement, when executed and delivered, will constitute, the valid and binding obligation of Arbortext, enforceable against it in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

2.4 No Breach; Consents. The execution, delivery and performance of this Agreement and the Escrow Agreement by Arbortext and the consummation of the transactions contemplated hereby and thereby do not and will not, with notice or lapse of time or both: (a) violate any provision of the Arbortext Certificate of Incorporation or Bylaws; (b) violate, conflict with or result in the breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, modify or accelerate any rights under, or constitute a default under, any Material Contract; (c) violate any order, judgment, injunction, award or decree of any Governmental Entity or arbitrator against, or binding upon, Arbortext or any Subsidiary or upon their respective securities, properties, assets or business;
(d) violate any statute, law or regulation applicable to or enforceable against Arbortext or any Subsidiary; (e) violate any Permit; (f) require on the part of Arbortext or any Subsidiary any Consent of any Governmental Entity or of any other person, including any holder of Options or other Purchase Rights, except for (i) the pre-merger notification requirements under the H-S-R Act or the requirements of any applicable foreign antitrust or takeover laws, and (ii) the filing of the Certificate of Merger under the DGCL; or (g) result in the creation of any Lien on any of the assets or properties of Arbortext or any Subsidiary, excluding from the foregoing clauses (d), (e) and (g), any exceptions thereto as would not, individually or in the aggregate, have a Material Adverse Effect.

2.5 Certificate of Incorporation and Bylaws; Corporate Records. Arbortext has previously provided or otherwise made available to PTC true and complete copies of (a) the Arbortext Certificate of Incorporation, certified by the Secretary of the State of Delaware, and Bylaws, in each case as amended and as presently in effect and (b) the organizational or governing documents of each of its Subsidiaries, in each case as amended and as presently in effect. The minute books (or other records of the meetings of directors and stockholders) and stock records of Arbortext and each of its Subsidiaries contain, respectively, records of all meetings and consents in lieu of meetings of the board of directors or other governing body of Arbortext and each Subsidiary and of the Stockholders and the equity holders of each Subsidiary since the time of Arbortext's or such Subsidiary's incorporation that are true and complete in all material respects and accurately reflect all actions taken by such bodies, respectively, and all other transactions referred to in such minutes and consents in lieu of meetings. None of Arbortext and its Subsidiaries is in violation of its Certificate of Incorporation or other organizational or governing documents.

2.6   Financial Statements.

(a) The (i) audited consolidated financial statements of Arbortext and its Subsidiaries as of and for the fiscal years ended December 31, 2003 and 2004, respectively, including the respective notes thereto (the "Annual Financials"),
(ii) the unaudited consolidated balance sheet of Arbortext and the Subsidiaries (the "Interim Balance Sheet") as of March 31, 2005 (the "Interim Balance Sheet Date") and related unaudited statements of operations and cash flows for the three-month period then ended (together with the Interim Balance Sheet, the "Interim Financials"), and (iii) the unaudited summary consolidated balance sheet of Arbortext and the Subsidiaries (the "Current Balance Sheet") estimated as of June 27, 2005 and related unaudited summary statement of operations for the 88-day period then ended (together with the Current Balance Sheet, the "Current Financials") are included in Section 2.6 of the Arbortext Disclosure Schedule. The Annual Financials and the Interim Financials (collectively, the "Financial Statements") have been prepared from, and are in accordance with, the books and records of Arbortext and present fairly the financial position and the results of operations of Arbortext and its Subsidiaries as of the dates and for the periods indicated, in each case in accordance with GAAP consistently applied throughout the periods involved except as otherwise stated therein; provided that the Interim Financials do not include the footnotes required by GAAP (which, if included, would not differ materially from those included in the Audited Financials) and are subject to normal year-end adjustments, none of which, individually or in the aggregate, is expected to be material. The Current Financials have been estimated from, and are in accordance with, the books and records of Arbortext and, subject to the following proviso, present fairly in all material respects the financial position and the results of operations of Arbortext and its Subsidiaries as of the date and for the 88-day period indicated, in accordance with GAAP consistently applied with prior periods except as otherwise stated therein; provided that the Current Financials have not been prepared following Arbortext's standard monthly financial statement closing process, do not include the footnotes required by GAAP (which, if included, would not differ materially from those included in the Audited Financials) and are subject to normal month-end and year-end adjustments, none of which, individually or in the aggregate, is expected to be material. No financial statements of any person other than Arbortext and the Subsidiaries are required to be included in the Financial Statements or the Current Financials.

(b) KPMG LLP, which has expressed its opinion with respect to the Annual Financials, is, and has been throughout the periods covered thereby, "independent" with respect to Arbortext within the meaning of SEC Regulation S-X and the applicable requirements of the U.S. Public Company Accounting Board. None of the chief executive officer, controller, chief financial officer, chief accounting officer or any person serving in an equivalent position with Arbortext was employed by KPMG LLP and participated in any capacity in the audit of the Annual Financials.

2.7 Absence of Undisclosed Liabilities. Neither Arbortext nor any Subsidiary has any Liabilities except those (i) stated or adequately reserved against on the face of the Interim Balance Sheet, (ii) that would not be required by GAAP to be disclosed on the face of the Interim Balance Sheet or in the notes thereto, or (iii) incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice and that do not exceed $100,000 individually or in the aggregate for any series of related transactions.

2.8 Accounts and Notes Receivable. Section 2.8 of the Arbortext Disclosure Schedule sets forth a true, correct and complete list of billed and unbilled notes and accounts receivable of Arbortext and its Subsidiaries ("Accounts Receivable") as of the Interim Balance Sheet Date (and as updated as of the fifth (5th) Business Day before the Closing Date pursuant to Section 1.7(b)) and identifying the respective entity and including the aging thereof. All Accounts Receivable arose out of the provision of services or the sales of goods in the ordinary course of business, are supported by valid purchase orders, are not subject to set-off or counterclaim, and to the Knowledge of Arbortext, are collectible in the face value thereof using normal collection procedures, net of the reserve for doubtful accounts (i) set forth in the Interim Balance Sheet with respect to Accounts Receivable reflected in the Interim Balance Sheet or
(ii) set forth in subsequent balance sheets of Arbortext with respect to Accounts Receivable arising after the Interim Balance Sheet Date, which reserves were adequate as of their respective dates and were calculated in accordance with GAAP applied consistently with past practices. Since the Interim Balance Sheet Date, no discount or allowance from any Accounts Receivable has been made or agreed to and none represents billings before actual receipt of a purchase order. To Arbortext's Knowledge, none of the customers and other debtors whose obligations comprise the Accounts Receivable is in or subject to a bankruptcy or insolvency proceeding and none of the Accounts Receivable have been made subject to an assignment for the benefit of creditors.

2.9 Absence of Certain Changes. Since December 31, 2004, except as set forth or reflected in the Interim Financials, there has been no change, event or circumstance in or affecting the assets, property, financial affairs or business of Arbortext and its Subsidiaries that has had or may reasonably be expected to have a Material Adverse Effect, whether or not covered by insurance, and there has been no:

(i) incurrence of any indebtedness for borrowed money, or cancellation or modification of any material debt or claim owing to, or waiver of any material right of, Arbortext or any Subsidiary;

(ii) purchase, sale or other disposition of any properties or assets of or by Arbortext or any Subsidiary with a value, individually or in the aggregate, in excess of $100,000, other than in the ordinary course of business consistent with past practices;

(iii) declaration, setting aside or payment of any dividend or distribution by Arbortext or any Subsidiary (excluding dividends or distributions from a Subsidiary to Arbortext) or the making of any other distribution in respect of any shares of Arbortext Stock or any shares or other securities of any Subsidiary;

(iv) change in the compensation paid or payable by Arbortext or any Subsidiary to any of its directors, officers, employees, agents or independent contractors other than normal increases granted to employees after normal periodic performance reviews in the ordinary course of business consistent with past practice, or any obligation or liability incurred by Arbortext or any Subsidiary to any of its shareholders, directors, officers or employees, or any loans or advances made by Arbortext to any of its shareholders, directors, officers or employees, except normal compensation and expense allowances payable in the ordinary course of business consistent with past practices;

(v) adoption, amendment, or termination of any Employee Benefit Plan, any increase in benefits provided under any Employee Benefit Plan, other than option grants in the ordinary course of business consistent with past practices, or any promise or commitment to undertake any of the foregoing in the future;

(vi) payment or discharge of a material Lien or Liability of Arbortext or any Subsi diary other than in the ordinary course of business consistent with past practices;

(vii) change in accounting methods or practices, or billing or collection policies, used by Arbortext;

(viii) other transaction or series of related transactions entered into by Arbortext or any Subsidiary other than in the ordinary course of business consistent with past practices and having an aggregate value in excess of $100,000;

(ix) agreement or understanding, whether in writing or otherwise, obligating Arbortext or any Subsidiary to take any of the actions specified above, except as specifically contemplated hereby.

2.10  Tax Matters.

(a) All Tax Returns required to be filed on or before the date hereof by or with respect to Arbortext or any Subsidiary have been filed within the time and in the manner prescribed by law. All such Tax Returns are true, correct, and complete in all material respects, and all Taxes owed by Arbortext or any Subsidiary, whether or not shown on any Tax Return, have been paid when due. Neither Arbortext nor any Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. Arbortext and each Subsidiary has filed all required Tax Returns in all jurisdictions where it is or has been required to so file, and no claim has ever been made by any taxing authority in any other jurisdiction that Arbortext is or may be subject to taxation by that jurisdiction. Arbortext and each Subsidiary have complied in all material respects with all applicable laws relating to the payment, collecting, or withholding of Taxes and the remittance thereof to the relevant Government Entity.

(b) There are no Liens with respect to Taxes upon any of the assets or properties of Arbortext or any Subsidiary, other than Permitted Liens with respect to Taxes.

(c) No audit or other similar examination is currently pending with respect to any Tax Return of Arbortext or any Subsidiary and neither Arbortext nor any Subsidiary has received any written communication from any taxing authority which has caused or should reasonably have caused it to believe that an audit is forthcoming. No deficiency for any Taxes has been asserted, proposed, or threatened in writing (or, to the Knowledge of Arbortext, orally) against Arbortext or any Subsidiary, which deficiency has not been paid in full. No issue relating to Taxes of Arbortext or any Subsidiary has been finally resolved in favor of any taxing authority in a completed Tax audit or examination of Arbortext or any Subsidiary that, by application of the same principles, Arbortext reasonably expects to result in the assertion by any taxing authority of a deficiency for Taxes of Arbortext or any Subsidiary for any other period.

(d) Section 2.10(d) of the Arbortext Disclosure Schedule lists all United States federal, state and local, and all foreign income Tax Returns filed with respect to Arbortext and each Subsidiary for taxable periods ended on or after December 31, 1999, and indicates those Tax Returns that have been audited or subject to similar examination by a taxing authority and those Tax Returns that currently are the subject of audit or such examination. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation (or any other period during which any Tax can be assessed) applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to Arbortext or any Subsidiary for any taxable period, and no power of attorney granted by or with respect to Arbortext or any Subsidiary relating to Taxes is currently in force. Arbortext has delivered or otherwise made available to PTC true, complete and correct copies of all Tax Returns, audit reports, and statements of deficiencies for each of the last three taxable years filed by or issued to or with respect to Arbortext and any Subsidiary (or, insofar as such items relate to Arbortext or any Subsidiary, by or to any affiliated, consolidated, combined, or unitary group of which Arbortext or any Subsidiary was then a member).

(e) The unpaid Taxes of Arbortext and any Subsidiary for all taxable periods (or portions thereof) ending (i) on or before the Interim Balance Sheet Date did not, as of such date, exceed the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereof) and (ii) on or before the Effective Date will not, as of the Effective Date, exceed that reserve as adjusted to reflect the ordinary operations of Arbortext and its Subsidiaries after the Interim Balance Sheet Date and through the Effective Date in accordance with the past customs and practice of Arbortext and its Subsidiaries in filing its Tax Returns.

(f) Neither Arbortext nor any Subsidiary is a "consenting corporation" within the meaning of former Section 341(f) of the Code, and no consent to the application of former Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to Arbortext or any Subsidiary or any of their respective assets or properties. Neither Arbortext nor any Subsidiary has agreed, nor is it required, to make any adjustment under
Section 481(a) of the Code (or any similar provision of applicable state, local, or foreign law) by reason of a change in accounting method or otherwise. Neither Arbortext nor any Subsidiary has used the installment method under Section 453 of the Code (or any similar provision of applicable state, local or foreign law) to defer any material income to any taxable period ending after the Effective Date. There is no limitation on the utilization by Arbortext or any Subsidiary of its net operating losses, built-in losses, tax credits or other similar items under Section 382, 383, or 384 of the Code (or any similar provision of applicable state, local, or foreign law) (other than any such limitation arising as a result of the consummation of the Arbortext Stock purchase as contemplated by this Agreement).

(g) Neither Arbortext nor any Subsidiary has ever been (i) a member of any affiliated group filing or required to file a consolidated, combined, or unitary Tax Return (other than any such group of which Arbortext is the common parent) or (ii) a party to or bound by, nor does it have or has it ever had any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither Arbortext nor any Subsidiary has any liability for the Taxes of any other Person under U.S. Treasury Regulation ss.1.1502-6 (or any similar provision of applicable federal, state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) Neither Arbortext nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355 of the Code applies (i) in the two years before the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, nor was Arbortext or any Subsidiary the subject of any such distribution pursuant to any transaction with respect to which Arbortext or any Subsidiary has agreed to or is otherwise obligated to indemnify any person for any Tax resulting from or attributable to such transaction.

(i) Arbortext is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Section 2.10(j) of the Disclosure Schedule contains a complete and accurate list of all outstanding Arbortext Stock that is subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), states the date of grant or issuance of such restricted Arbortext Stock, the fair market value of the Arbortext Stock on the date of grant, and the amount paid, if any, by such holder for such restricted Arbortext Stock, and indicates whether Arbortext has received from the holder of such restricted Arbortext Stock a copy of an election under Section 83(b) of the Code with respect to suc grant or issuance.

(k) No U.S. Form 8832 has been filed electing treatment as other than an association taxable as a corporation for any Subsidiary, and all Subsidiaries are treated as corporations for U.S. and non-U.S. Tax purposes. No Subsidiary organized in a jurisdiction outside the United States has made an election to be treated as a domestic corporation pursuant to Section 897(i) of the Code. No Subsidiary (other than Advent 3B2 Inc. or Arbortext International Inc.) conducts any trade or business within the United States or holds an investment in any United States property (within the meaning of Section 956 of the Code) or any United States real property interest (within the meaning of Section 897 of the Code).

2.11  Compliance with Laws; Permits.

(a) Neither Arbortext nor any Subsidiary is or has been in violation of any order, judgment, injunction, award or decree binding upon it, nor of any federal, state, local or foreign law, ordinance or regulation (including, without limitation, laws, regulations or ordinances relating to environmental matters, employment practices, occupational safety, Tax, import/export or corrupt practices) of any governmental or regulatory body applicable to its business or assets, except for any such violations that, individually or in the aggregate, would not have a Material Adverse Effect. Neither Arbortext nor any Subsidiary has received any written (or, to Arbortext's Knowledge, oral) notice or communication from any Governmental Entity of any such violation or noncompliance, and there has been no citation, fine or penalty imposed or asserted against Arbortext or any Subsidiary for any such violation of such laws, regulations or ordinances.

(b) Arbortext and each Subsidiary has in full force and effect, and is in compliance in all material respects with, all licenses, permits and other approvals ("Permits") of any Governmental Entity required for the conduct of the business of Arbortext and each Subsidiary as presently conducted. No proceeding is pending or, to the Knowledge of Arbortext, threatened to revoke or limit any such Permit.

2.12 Actions and Proceedings. There is no outstanding order, judgment, injunction, award or decree of any court, Governmental Entity or arbitration tribunal against or involving Arbortext or any Subsidiary, any of their respective assets or properties, or any of their respective directors or officers in their capacities as such. There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending or, to the Knowledge of Arbortext, threatened against or involving Arbortext or any Subsidiary, any of their respective assets or properties or any of their respective directors or officers in their capacities as such or that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement. To Arbortext's Knowledge, there is no fact, event or circumstance that reasonably could be expected to give rise to any suit, action, claim, investigation or proceeding that individually or in the aggregate would have a material adverse effect upon the transactions contemplated hereby or a Material Adverse Effect.

2.13  Contracts and Other Agreements.

(a) Contracts and other agreements described in this subsection, whether written or oral, to which Arbortext or any of its Subsidiaries is a party or by or to which it or any of its assets or properties are bound or subject are referred to herein collectively as "Material Contracts":

(i) contracts and other agreements with any current or former officer, director, stockholder or employee of Arbortext or any Subsidiary or with any entity in which any of the foregoing is an officer, director or 5% or greater shareholder and pursuant to which Arbortext or any Subsidiary or such other party has current or future obligations or liabilities in excess of $100,000 in any fiscal year;

(ii) contracts and other agreements with any labor union or association representing any employee of Arbortext or any Subsidiary;

(iii) contracts and other agreements for the purchase, sale or license of software, materials, supplies, equipment, merchandise or services, or relating to capital expenditures, for an amount in excess of $100,000 (taking into account any escalation, renegotiation or redetermination);

(iv) contracts and other agreements for the sale or exclusive license of any of the assets or properties of Arbortext or any Subsidiary or for the grant to any person of any option, right of first refusal, or preferential or similar right to purchase any of such assets or properties;

(v) partnership, collaboration, mutual assistance, joint development, joint marketing and joint venture agreements;

(vi) contracts or other agreements under which Arbortext or any Subsidiary agrees to indemnify any party for Tax liabilities or to share the Tax liability of any party;

(vii) contracts and other agreements that obligate Arbortext or any Subsidiary to purchase or license all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases or licenses of a particular product from a supplier;

(viii) contracts and other agreements with customers, suppliers, partners or collaborators for the sharing of fees, the rebating of charges or other similar arrangements, including contracts containing any Most Favored Customer Provision;

(ix) contracts and other agreements containing covenants of Arbortext or any Subsidiary not to compete in any line of business or geographical area, or with any person, or covenants of any current or former employee or other person not to compete with Arbortext or any Subsidiary;

(x) contracts and other agreements relating to the acquisition by Arbortext or any Subsidiary of any operating business or the capital stock or other securities of any other person;

(xi) contracts and other agreements requiring the payment to any person of a commission, fee or royalty, other than to employees in the ordinary course of business;

(xii) mortgages, indentures, loan or credit agreements, factoring agreements, promissory notes and other agreements and instruments relating to the borrowing of money or financing or sale of receivables;

(xiii) research, development (whether contracted or shared), distributorship, manufacturing and reseller agreements;

(xiv) leases, financing agreements, subleases or other agreements under which Arbortext or any Subsidiary is lessor or lessee of any real or personal property;

(xv)  licenses, sublicenses and other agreements required to be listed in
Section 2.16(b) of the Arbortext Disclosure Schedule; and

(xvi) any other material contract or agreement, whether or not made in the ordinary course of business.

(b) All Material Contracts are listed in Section 2.13 of the Arbortext Disclosure Schedule (which may be by cross-reference to Section 2.16(b) or 2.19(a)). Arbortext has delivered or made available to PTC true and complete copies of all Material Contracts and all amendments, waivers or other modifications thereto or, in the case of oral Material Contracts, complete and accurate descriptions. All of the Material Contracts are valid, in full force and effect, and binding upon Arbortext or the respective Subsidiary and, to Arbortext's Knowledge, on the other party(ies) thereto. No written (or, to Arbortext's Knowledge, oral) notice of termination or amendment of any Material Contract has been given to Arbortext or any Subsidiary by any other party thereto. Arbortext or the respective Subsidiary and each other party thereto has paid in full or, to Arbortext's Knowledge, accrued all amounts now due from it under each Material Contract and has satisfied in full or provided for all of its liabilities and obligations thereunder that are presently required to be satisfied or provided for, and is not in default under any of them, nor has any event occurred or does any condition exist that with notice or lapse of time or both would constitute a default by Arbortext or any Subsidiary or, to Arbortext's Knowledge, any such other party thereunder.

2.14 Real Estate. Neither Arbortext nor any Subsidiary owns any real property or any buildings or other structures or has any options or any contractual obligations to purchase or acquire any interest in real property. All leasehold interests of Arbortext and each Subsidiary are set forth in Section 2.13(a)(xiv) of the Arbortext Disclosure Schedule, and such interests are subject to no Liens other than statutory and common law landlord's liens and superior rights of lenders to landlords. With respect such leasehold interests: (a) there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; (b) neither Arbortext nor or any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; (c) to the Knowledge of Arbortext, all facilities leased or subleased thereunder have received all approvals of the applicable Governmental Entities (including licenses and permits) required in connection with the operation thereof and been operated and maintained in accordance with applicable laws, rules and regulations; and (d) all facilities leased or subleased thereunder are supplied with utilities and all other services necessary for the operation of the business of Arbortext and each Subsidiary as currently conducted and as currently proposed to be conducted and for the operation of said facilities.

2.15 Tangible Property. The equipment, furniture, leasehold improvements, fixtures, vehicles, and any related capitalized items whose book value is a material part of the Interim Balance Sheet, and all other tangible property material to the business of Arbortext and each Subsidiary, are in good operating condition and repair, reasonable wear and tear excepted, and have been the subject of normal maintenance consistently performed, and Arbortext has not received any notice, whether written, oral or otherwise, that any of such property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation.

2.16  Proprietary Rights.

(a)   As used in this Agreement, "Proprietary Rights" means, collectively, all
(i) U.S. and foreign, whether registered or unregistered, patents, trademarks, trade names, trade dress, service marks, copyrights, and applications therefor,
(ii) computer software programs or applications (in both source code and object code form), (iii) industrial models, inventions, invention disclosures, author's rights, designs, utility models, inventor rights, schematics, technology, (iv) trade secrets, know-how, and other intangible information or material, and (v) confidential information and any other proprietary data or information of any nature or form.

(b) Section 2.16(b)(i) and (ii), respectively of the Arbortext Disclosure Schedule set forth a true, accurate and complete list of:

(i) all Proprietary Rights owned, licensed, used, or operated under by Arbortext and/or any Subsidiary and that are material to the business of Arbortext and its Subsidiaries as currently conducted and as contemplated to be conducted (the "Arbortext Intellectual Property"), specifying whether such Proprietary Rights are exclusive or non-exclusive to Arbortext and its Subsidiaries and including identifying information of all U.S. federal, state and non-U.S. registrations of such Arbortext Intellectual Property or applications for registration thereof, provided that, the items listed in clauses (iii), (iv) and (v) of the definition of "Proprietary Rights" shall not be required to be listed in the Arbortext Disclosure Schedule;

(ii) all licenses, sublicenses, and royalty, escrow, maintenance, support and other agreements to which Arbortext and/or any Subsidiary is a party and pursuant to which Arbortext, any Subsidiary or any other person is authorized to use, license the use of, distribute or exercise any other rights with respect to any (A) Arbortext Intellectual Property, or (B) third party Proprietary Rights that are incorporated in or used by, any Arbortext products or services, or form a part of any Arbortext Intellectual Property (collectively, the "Arbortext Licenses"); including but not limited to any licenses granted by Arbortext or any Subsidiary to modify, distribute, integrate or bundle any Arbortext software products or software developed or licensed exclusively by Arbortext ("Arbortext OEM/Reseller Licenses"); provided, however, that customer contracts granting only a non-exclusive, internal-use, end-user license to object code need not be listed in Section 2.16(b)(ii) of the Arbortext Disclosure Schedule. Section 2.16(b)(i) of the Arbortext Disclosure Schedule also accurately and completely identifies any Arbortext OEM/Reseller Licenses (1) which are exclusive in a territory specifying in what territory they are exclusive and/or (2) under which the third party licensee holds in its possession inventory of Arbortext software products, specifying the products held in inventory by name and version number and stating the number of copies of each such version held in inventory as of the Interim Balance Sheet Date.

(c) Arbortext or its Subsidiaries owns, is licensed to use, or otherwise has the full legal right to use all of the Arbortext Intellectual Property, free and clear of any Lien (whether arising by contract or by operation of law). Arbortext and each of its Subsidiaries owns, possesses or otherwise has the right to use all Arbortext Intellectual Property and, to the Knowledge of Arbortext, all other Proprietary Rights necessary or required for the conduct of the business of Arbortext or such Subsidiary, as applicable, as currently conducted and as contemplated to be conducted, including the development, marketing and distribution of the existing and currently planned products of Arbortext and each Subsidiary. Except for the Arbortext Licenses, there are no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind relating to the Arbortext Intellectual Property. Except under the Arbortext Licenses, neither Arbortext nor any Subsidiary is obligated to pay any royalties or other compensation (other than market rate fees for standard software licenses that are generally commercially available), to any third party in respect of its ownership, use or license of any Arbortext Intellectual Property. There has been no breach or violation by Arbortext or any Subsidiary of, and to the Knowledge of Arbortext, there is no breach or violation by any other party to, any Arbortext License.

(d) The execution and delivery of this Agreement by Arbortext and the consummation of the transactions contemplated hereby will not impair the rights of PTC or the Surviving Corporation to use, practice, operate under, license, sublicense, dispose of, or bring suit for infringement of any of the Arbortext Intellectual Property to the same extent that Arbortext and each Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Arbortext or any Subsidiary would otherwise be required to pay.

(e) Neither the business of Arbortext or any Subsidiary, as currently conducted, nor the services, products or support delivered by Arbortext or any Subsidiary to its customers, nor, to the Knowledge of Arbortext, Arbortext's or any Subsidiary's use of third party products or services, infringe, constitute the misappropriation of, or conflict with, any Proprietary Rights of any third party (including without limitation due to the use of any third party software without a valid license or without complying with the restrictions and terms of a valid license). Arbortext has no Knowledge of any claim, and neither Arbortext nor any Subsidiary has ever received any written (or, to the Knowledge of Arbortext, oral) notice or other communication of any claim from, any person asserting that the business of Arbortext or any Subsidiary, as currently conducted and/or as contemplated to be conducted, or any of the services, products or support delivered by Arbortext or any Subsidiary to its customers, or any use by Arbortext or any Subsidiary of any third party products or services, infringe or may infringe, constitute the misappropriation of, or conflict with, any Proprietary Rights of another person. Arbortext has no Knowledge of any existing or threatened infringement, misappropriation, or competing claim by any third party regarding the right to use or ownership of any Arbortext Intellectual Property.

(f) Section 2.16(f) of the Arbortext Disclosure Schedule lists any software (regardless whether in object or source code form or whether only forming part of a software application or only part of a function or procedure in a software application) that (i) has been incorporated or embedded into, or distributed with, any Arbortext software products and (ii) was not developed by employees of Arbortext or any Subsidiary in the course of their employment for Arbortext or any Subsidiary. No consultants, contractors, or other third parties (other than employees of Arbortext or any Subsidiary in the course of their employment) have contributed to, or participated in any respect in the development of, the Arbortext Intellectual Property (excluding any Intellectual Property underlying third party commercially available software, non-exclusively licensed to Arbortext for its internal operations, and which is not embedded or incorporated in, or used by Arbortext to support or design, its software products).

(g) Neither Arbortext nor any Subsidiary is subject to any "open source" or "copyleft" obligations or otherwise required to make any public disclosure or general availability of source code either used, acquired for use or developed by Arbortext or any Subsidiary. Neither Arbortext nor any Subsidiary uses any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models (collectively, "Open Source Software"), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); or (vi) the Sun Industry Standards License (SISL). Arbortext and its Subsidiaries (and their respective consultants, affiliates, and agents) have not incorporated, bundled, or distributed any Open Source Software into or with any of Arbortext's or its Subsidiaries' software products in such a manner as to cause or require, under the terms of the applicable open source license agreement for such Open Source Software, (A) all or any portion of such software product (other than original Open Source Software) to be treated as Open Source Software under the terms of such open source license or
(B) the source code of such software product (other than the original Open Source Software) to be distributed or provided to licensees in connection with the licensing or distribution of such software product. Neither Arbortext nor any Subsidiary has incorporated in, or included with, any Arbortext software products, or otherwise delivered to any customers, any software or any derivative of any software which both (A) Arbortext or any of its Subsidiaries created and/or delivered to a customer in the course of performing consulting, implementation, maintenance or other services and (B) in which such customer has any ownership or other rights other than a nonexclusive license from Arbortext or a Subsidiary (regardless whether such rights were assigned to or vested in such customer).

(h) To Arbortext's Knowledge, there are no defects in the filing or prosecution of any of the patent applications and patents included within the Arbortext Intellectual Property that could reasonably be expected to cause either the invalidity of any such patent or any patent that may issue from any such patent application, or cause a patent not to issue from any such patent application. All patents or patent applications that are filed or registered with any governmental body and included within the Arbortext Intellectual Property are, to Arbortext's Knowledge, subsisting and valid, and as to issued patents, neither Arbortext, nor anyone in privity with Arbortext, has taken any action that would render such patents unenforceable.

(i) Arbortext and its Subsidiaries have implemented policies and procedures reasonably designed to establish and preserve the ownership of the Arbortext Intellectual Property, including the protection of trade secrets and other confidential information. Without limiting the generality of the foregoing, all employees, consultants and independent contractors of Arbortext or any Subsidiary who are or were involved in, or who have contributed to, the creation or development of any Arbortext Intellectual Property or have otherwise had access to confidential or proprietary information of Arbortext or the applicable Subsidiary have executed and delivered to Arbortext or any Subsidiary legally binding confidentiality and assignment of inventions agreements in form and substance substantially identical to the form of the Confidentiality and Inventions Agreement included in Section 2.16(i) of the Arbortext Disclosure Schedule. Copies of such agreements have been delivered to PTC, and all of such agreements are in full force and effect. Neither Arbortext or any Subsidiary is aware of any violation of the confidentiality of any trade secrets or proprietary information comprising Arbortext Intellectual Property. Neither Arbortext or any Subsidiary or, to the Knowledge of Arbortext, the employees, consultants, or independent contractors of Arbortext or any Subsidiary have any agreements or arrangements with any former employers relating to confidential information or trade secrets of such employers that would interfere with the activities of Arbortext or any Subsidiary. To the Knowledge of Arbortext, the activities of the employees, consultants, or independent contractors of Arbortext or any Subsidiary on behalf of the business of Arbortext or any Subsidiary as currently conducted and contemplated to be conducted do not violate any agreements or arrangements which such employees have with former employers or any other third person. To Arbortext's Knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor of Arbortext or any Subsidiary has any right, claim or interest in or with respect to any of the Arbortext Intellectual Property.

2.17 Title to Assets; Liens. Arbortext and each Subsidiary owns outright and has good title to, or, in the case of leased properties and assets, has valid leasehold interests in, all of its assets and properties, including, without limitation, all of the assets and properties reflected on the Interim Balance Sheet and all other assets and properties that are reasonably necessary for the conduct of its business as presently conducted, free and clear of any Lien, except for (a) assets and properties disposed of, or subject to purchase or sales orders, in the ordinary course of business since the date of the Interim Balance Sheet and (b) liens or other encumbrances securing the claims of materialmen, carriers, landlords and like persons, or for Taxes, all of which are not yet due and payable ("Permitted Liens"). At the Effective Time, the Surviving Corporation will own all right, title and interest thereto, free and clear of Liens except Permitted Liens.

2.18  Customers; Warranties.

(a)   Section 2.18 of the Arbortext Disclosure Schedule sets forth the thirty
(30) customers who accounted for the largest sales of Arbortext and its Subsidiaries for the fiscal year ended December 31, 2004 (the "Key Customers"). The relationships between Arbortext and any Subsidiary and the Key Customers are generally good commercial working relationships. Except at the request of Arbortext or any Subsidiary, no Key Customer has cancelled or otherwise terminated its relationship with Arbortext or such Subsidiary (including pursuant to the expiration of any license or maintenance contract without renewal). Neither Arbortext nor any Subsidiary has received notice, whether written or, to the Knowledge of Arbortext, oral, that any Key Customer intends to terminate, cancel or decrease materially or limit its usage of the products of Arbortext or such Subsidiary. During the fiscal year ended December 31, 2004, Arbortext recognized at least 90% of the amount of revenue that would have been recognizable in respect of software maintenance contracts coming due for renewal in that year if all such contracts had then been renewed, and Arbortext has no Knowledge of any facts, circumstances or events that would cause such renewal rate to materially change from that in 2004.

(b) No commercially released product manufactured, sold (whether directly or indirectly, including through any reseller, channel partner or distributor), licensed, leased, or delivered by Arbortext or any Subsidiary is subject to any guaranty, warranty, or other indemnity other than (i) standard terms and conditions of sale or license as set forth in Section 2.18(b) of the Arbortext Disclosure Schedule, (ii) in a Material Contract listed in Section 2.13 of the Arbortext Disclosure Schedule, or (iii) the exposure under which does not exceed $100,000 individually or in the aggregate for any series of related transactions. All products manufactured, sold (whether directly or indirectly, including through any reseller, channel partner or distributor), licensed, leased and delivered by Arbortext or any Subsidiary have been in conformity in all material respects with all applicable contractual commitments and expressed and implied warranties, and no liability for any warranty claims exists for the repair or replacement thereof or otherwise. Arbortext and its Subsidiaries collectively did not experience a Return Rate in excess of five percent (5%) of their consolidated license revenue during the fiscal year ended December 31, 2004, and Arbortext has no Knowledge of any facts, circumstances or events that would cause the Return Rate for fiscal 2005 to change materially from that in 2004.

(c) Neither Arbortext nor any Subsidiary has granted any pricing or other terms to any customer with respect to any products or services that required or will require any discount, pricing terms or other terms granted by Arbortext or any Subsidiary to any other customer be made more favorable for such other customer by reason of any Most Favored Customer Provision.

2.19  Employee Benefit Plans.

(a) Section 2.19 of the Arbortext Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans (as defined below) currently maintained or contributed to by Arbortext or any ERISA Affiliate (as defined below), or pursuant to which Arbortext or any Subsidiary has any Liability. For purposes of this Agreement, "Employee Benefit Plan" means (i) any "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), (ii) any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and (iii) any other written or oral plan, program, agreement or arrangement providing employee benefits or compensation, including without limitation salary, wages, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement or post-termination compensation, in each case relating to any current or former director, officer, employee, consultant, member, partner, independent contractor or agent of Arbortext or any ERISA Affiliate that is currently maintained or contributed to by Arbortext or any ERISA Affiliate or pursuant to which Arbortext or any Subsidiary has any Liability. For purposes of this Agreement, "ERISA Affiliate" means (i) any corporation included with Arbortext in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with Arbortext within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Arbortext is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with Arbortext under Section 414(o) of the Code.

(b) Arbortext has provided or otherwise made available to PTC current, accurate and complete copies of (i) each Employee Benefit Plan that has been reduced to writing and all amendments thereto, (ii) a summary of the material terms of each Employee Benefit Plan that has not been reduced to writing, including all amendments thereto, (iii) the summary plan description for each Employee Benefit Plan subject to Title I of ERISA, and in the case of each other Employee Benefit Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent determination letter or exemption determination issued by the IRS, (v) for each Employee Benefit Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the two preceding years, together with all schedules and exhibits, and (vi) all insurance contracts, administrative services contracts, trust agreements, investment management agreements or similar agreements maintained in connection with any Employee Benefit Plan. No employee benefit handbook or similar employee communication relating to any Employee Benefit Plan nor any written communication of benefits under such Employee Benefit Plan describes the Employee Benefit Plan in a manner materially inconsistent with the documents and summary plan descriptions relating to such Employee Benefit Plan that have been delivered pursuant to the preceding sentence.

(c) There is no entity (other than Arbortext and its Subsidiaries) that together with Arbortext would be treated as a single-employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d) Each Employee Benefit Plan which is intended to be qualified under Section 401(a) of the Code is so qualified. Each Employee Benefit Plan has been administered in all material respects in accordance with the terms of such plan and the provisions of any and all statutes, orders or governmental rules or regulations, including without limitation ERISA and the Code, and nothing has been done or not done with respect to any Plan that could result in any liability on the part of Arbortext under Title I of ERISA or Chapter 43 of the Code; provided, however, that with respect to acts or omissions of third parties, the foregoing representation shall be to the Knowledge of Arbortext. All reports, forms and notices required to be filed with respect to each Employee Benefit Plan, including without limitation Form 5500 series annual reports/returns and PBGC Form 1s, have been timely filed. All contributions, premiums and other amounts due to or in connection with each Employee Benefit Plan under the terms of the Employee Benefit Plan or applicable law have been timely made, and provision has been made in the Interim Balance Sheet for such contributions, premiums and other amounts that were due as of the Interim Balance Sheet Date but were attributable to service before such date. Each employee stock option designated as an incentive stock option (or ISO) on Attachment 2.2(b) to Section 2.2 of the Arbortext Disclosure Schedule meets the requirements for treatment as an incentive stock option under Section 422 of the Code.

(e)   No Employee Benefit Plan is or has been subject to Title IV of ERISA or
Section 412 of the Code.

(f) All claims for welfare benefits incurred by participants and beneficiaries on or before the Closing Date are or will be fully covered by fully-funded or paid-up third-party insurance policies or programs, and no insured arrangement involves any retrospective premium, minimum premium, or similar arrangement with any of Arbortext's or any Subsidiary's insurers. Except for continuation of health coverage to the extent required under Section 4980B of the Code or
Section 601 et seq. of ERISA ("COBRA"), or applicable state and foreign laws, there are no obligations under any Employee Benefit Plan providing welfare benefits after termination of employment.

(g) Except for individual employment agreements, each Employee Benefit Plan can be amended, modified or terminated without advance notice to or consent by any employee, former employee or beneficiary, and without liability for any payment or penalty, except as required by law.

(h) Neither Arbortext nor any Subsidiary or ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any liability under any: (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) multiple employer plan as defined in
Section 413(c) of the Code, or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA, (iii) welfare benefit fund within the meaning of
Section 419(e) of the Code, or (iv) voluntary employees' beneficiary association, within the meaning of Section 501(c)(9) of the Code.

(i) No employee of, consultant to, or other provider of services to Arbortext, or any Subsidiary or any ERISA Affiliates will be entitled to any additional benefit or the acceleration of the payment or vesting of any benefit under any Employee Benefit Plan by reason of the Merger or any of the other transactions contemplated by this Agreement.

(j) None of Arbortext, any Subsidiary or any ERISA Affiliate has any "leased employees" within the meaning of Section 414(n) of the Code or any independent contractors or other individuals who provide employee-type services but who are not recognized by Arbortext or any Subsidiary as employees of Arbortext or such Subsidiary.

(k) Neither Arbortext nor any Subsidiary is a party to any contract or agreement, plan, or arrangement, including, without limitation, the consummation of the transactions or other events contemplated by this Agreement, concerning any person that, individually or collectively with other similar agreements, and taking into account any transactions or payments contemplated by this Agreement, could reasonably be expected to give rise to the payment of any amount that would not be deductible by Arbortext or such Subsidiary by reason of Section 280G of the Code. Neither Arbortext nor any Subsidiary has any obligation to make any reimbursement or other payment to any such person with respect to any Tax imposed under Section 4999 of the Code. None of the Employee Benefit Plans, in form or in operation, is a "nonqualified deferred compensation plan" within the meaning of Section 409A(d)(1) of the Code.

(l) With respect to any Employee Benefit Plan maintained for employees outside of the United States (each a "Foreign Plan"): (i) each Foreign Plan covers only employees of a single company who regularly perform services in a single country and no other employees, (ii) each Foreign Plan and the manner in which it has been administered satisfies all applicable laws, (iii) all contributions to each Foreign Plan required through the Effective Date have been and will be made by Arbortext or its Subsidiaries, (iv) each Foreign Plan is either fully funded (or fully insured) based upon generally accepted local actuarial and accounting practices and procedures or adequate accruals for each Foreign Plan have been made in Arbortext's financial statements, and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to any Foreign Plan.

2.20  Employment Matters.

(a) Section 2.20 of the Arbortext Disclosure Schedule lists the name, title and date of hire of (i) each current employee of Arbortext and each Subsidiary,
(ii) each independent contractor who is hired directly and not through an agency or subcontracting company and who, to Arbortext's Knowledge, spends the majority of his or her working time on the business of Arbortext or its Subsidiaries, and
(iii) the principal work location and rate of compensation of each current employee and (iv) each person to whom an offer of employment has been accepted or is outstanding. The employment of all employees of Arbortext and each Subsidiary is "at will" and may be terminated by the Surviving Corporation without payment of any severance or other compensation other than accrued compensation. Arbortext has provided or made available to PTC accurate and complete records of service credit of all employees and other persons subject to any Employee Benefit Plan.

(b) Arbortext and each Subsidiary (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to its respective current and former employees, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iv) is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees other than routine payments to be made in the normal course of business and consistent with past practice as reflected in the Financial Statements.

(c) No work stoppage or labor strike is pending against Arbortext or any Subsidiary or, to the Knowledge of Arbortext, threatened. Neither Arbortext nor any Subsidiary is involved in or, to the Knowledge of Arbortext, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither Arbortext nor any Subsidiary has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or comparable activity proscribed by foreign law. Neither Arbortext nor any Subsidiary is presently, nor has it been in the past, a party to, or bound by (i) any collective bargaining agreement or union contract (and no collective bargaining agreement is being negotiated by Arbortext or any Subsidiary) or (ii) any statutory works council or other agreement, statute, rule or regulation that mandates employee approval, participation, consultation or consent with regard to any corporate matter, including without limitation the transactions contemplated hereby.

(d) To the Knowledge of Arbortext, (i) no employee of or consultant to Arbortext or any Subsidiary is, and no former employee or consultant was during the term of his or her service, in violation of any term of any employment contract, intellectual property disclosure agreement, non-competition agreement, or any restrictive covenant (A) to a former employer relating to the right of any such employee or consultant to be employed by or to consult with Arbortext or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by Arbortext or any Subsidiary or (B) relating to the use of trade secrets or proprietary information of others, and (ii) no employee of Arbortext or any Subsidiary listed on Section 2.20 of the Arbortext Disclosure Schedule has given notice of his or her intent to terminate his or her employment with Arbortext or any Subsidiary.

2.21 Insurance. Section 2.21 of the Arbortext Disclosure Schedule sets forth a list of all policies or binders of fire, theft, general liability, product liability, professional liability, worker's compensation, vehicular, directors and officers and other insurance held by or on behalf of Arbortext and its Subsidiaries, and of all life insurance policies maintained on the lives of any of their employees, specifying the type and amount of coverage, the premium, the insurer and the expiration date of each such policy (collectively, the "Insurance Policies"). True, correct and complete copies of all Insurance Policies have been previously delivered or otherwise made available to PTC. The Insurance Policies are in full force and effect, are in conformity with the requirements of all leases to which Arbortext is a party, and are valid and enforceable in accordance with their terms. All premiums due on the Insurance Policies or renewals thereof have been paid, and to the Knowledge of Arbortext there is no default under any of the Insurance Policies. Neither Arbortext nor any Subsidiary has any outstanding claim or any dispute with any insurance carrier regarding claims, settlements or premiums.

2.22 Brokerage. No broker, finder, agent or similar intermediary has acted on behalf of Arbortext or any Subsidiary or any of its Stockholders in connection with this Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith.

2.23  Environmental Compliance.

(a) Neither Arbortext nor any Subsidiary is in violation of any federal, state, local law, ordinance or regulation of any governmental or regulatory body relating to emissions, discharges, releases of Hazardous Materials (as hereinafter defined), including, without limitation, those related to ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Neither Arbortext nor any Subsidiary has ever received any notice, whether written, oral or otherwise, of any such violation or alleged violation, and there has never been, any citation, fine or penalty imposed or asserted against Arbortext or any Subsidiary for any such violation or alleged violation. There is no pending or, to the Knowledge of Arbortext, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any such law or regulation.

(b) Neither Arbortext nor any Subsidiary has generated, used or handled any Hazardous Materials, nor has Arbortext or any Subsidiary treated, stored or disposed of any Hazardous Materials at any site owned or leased by Arbortext or any Subsidiary or shipped any Hazardous Materials for treatment, storage or disposal at any other site or facility. No other person generated, used, handled, stored or disposed of any Hazardous Materials at any site owned or leased by Arbortext or any Subsidiary during the period of Arbortext's or any Subsidiary's ownership or lease. There was no release of any Hazardous Materials at any such site during such period and, to the Knowledge of Arbortext, no such release is threatened at any site now owned or leased by Arbortext or any Subsidiary. For purposes of this Agreement, "Hazardous Materials" shall mean and include any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act, 42 U.S.C. 6901, regulations adopted pursuant to said Act, and also any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601.

2.24 Unlawful Payments. Neither Arbortext nor any Subsidiary or, to the Knowledge of Arbortext, any director, officer, agent, employee or other person acting on behalf of Arbortext or any Subsidiary has (a) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, (b) made any unlawful expenditures relating to political activity to government officials or others, (c) established or maintained any unlawful or unrecorded funds in violation of applicable United States or non-United States law, (d) accepted or received any unlawful contributions, payments, gifts or expenditures, or (e) made any unlawful offer, payment or promise to pay any money, or to make any gift to any official or employee of a Governmental Entity or any political party or official thereof or any candidate for political office.

2.25  Related Party Transactions.

(a) To Arbortext's Knowledge, no officer or director of Arbortext or any Subsidiary nor any affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly:

(i) an equity interest greater than 5% or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity that furnishes or sells or during such period furnished or sold products or services to Arbortext or any Subsidiary, or purchases or licenses or during such period purchased or licensed from Arbortext or any Subsidiary any goods, software or services, or otherwise does or during such period did business with Arbortext or any Subsidiary; or

(ii) a beneficial interest in any contract, commitment or agreement to which Arbortext or any Subsidiary is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than stock options and other contracts, commitments or agreements between Arbortext or any Subsidiary and such persons in their capacities as employees, officers or directors of Arbortext or any Subsidiary.

(b) To Arbortext's Knowledge, no officer, director or employee of Arbortext or any Subsidiary nor any affiliate of any such person, is acting or plans to act as a director or employee of or consultant to, owns a greater than 1% equity interest (or, with respect to any such affiliate, a greater than 5% equity interest), or is otherwise actively involved with any person that competes directly with Arbortext or any Subsidiary.

2.26 Bank and Brokerage Accounts; Powers of Attorney. Section 2.26 of the Arbortext Disclosure Schedule (a) identifies all bank and brokerage accounts used in connection with the operations of Arbortext or any Subsidiary, whether or not such accounts are held in the name of Arbortext and lists the respective signatories therefor and (b) lists the names of all persons holding a power of attorney from Arbortext or any Subsidiary and a summary statement of the terms thereof.

2.27 Books and Records; Internal Controls. The general ledgers and books of account of Arbortext and each Subsidiary are complete and correct in all material respects and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations. Arbortext and each Subsidiary have implemented procedures over financial reporting that are reasonably designed and effective to permit Arbortext and each Subsidiary to record, process, summarize and report financial information as required to provide reasonable assurance regarding the reliability of their financial reporting and the preparation of financial statements for external purposes in accordance with applicable accounting principles.

2.28 Rights to Acquire. Other than this Agreement, Arbortext and its Subsidiaries are not a party to any, and to the Knowledge of Arbortext there is no, agreement, contract, arrangement or understanding granting any rights of first refusal, option, rights of prior notice, or rights of first negotiations to acquire any material assets of Arbortext or its Subsidiaries or to effectuate a merger, consolidation, reorganization or other type of business combination with Arbortext or any of its Subsidiaries.

2.29 Full Disclosure. The information concerning Arbortext and each Subsidiary set forth in this Agreement and the Arbortext Disclosure Schedule, and in any certificate or other instrument furnished or to be furnished to PTC pursuant to Sections 1.7, 4.14, or 6 hereof, does not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements and facts contained herein or therein, in light of the circumstances in which they are made, not false and misleading.

SECTION 3
              REPRESENTATIONS AND WARRANTIES OF PTC AND MERGER SUB

         PTC and Merger Sub represent and warrant to Arbortext that:

3.1 Organization. PTC is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and has full corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted. Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its assets, properties and business. Merger Sub has engaged in no other business activities and has conducted no operations except in connection with the transactions contemplated hereby.

3.2 Authority to Execute and Perform Agreements. Each of PTC and Merger Sub has all requisite corporate power and authority to enter into this Agreement and the Escrow Agreement, as the case may be, and to perform fully its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Escrow Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PTC and Merger Sub, respectively. This Agreement has been, and the Escrow Agreement will have been, duly executed and delivered by each of PTC and Merger Sub, as the case may be, and this Agreement constitutes, and the Escrow Agreement will constitute, the valid and binding obligation of PTC or Merger Sub, as the case may be, enforceable against them in accordance with their respective terms, in each case except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

3.3 No Breach; Consents. The execution, delivery and performance by PTC of this Agreement and the Escrow Agreement, and the consummation by PTC of the transactions contemplated hereby and thereby do not and will not, with notice or lapse of time or both: (a) violate any provision of the Articles of Organization or Bylaws of PTC; (b) violate, conflict with or result in a breach of any of the terms or conditions of, result in modification of the effect of, or otherwise give any other contracting party the right to terminate, modify, or accelerate any rights under, or result in the creation of any Lien on the properties or assets of PTC under, or constitute a default under, any material contract to which PTC is a party or by which it or any of its material assets are bound; (c) violate any order, judgment, injunction, award or decree of any Governmental Entity against, or binding upon, PTC; (d) violate any statute, law or regulation applicable to or enforceable against PTC; (e) violate any license or permit of PTC; or (f) require on the part of PTC the making or obtaining of any Consent of any Governmental Entity or of any other Person, except for (i) the pre-merger notification requirements under the H-S-R Act or the requirements of any applicable foreign antitrust or takeover laws, and (ii) the filing of the Certificate of Merger under the DGCL; excluding from the foregoing clauses (d) and (e), any exceptions thereto as would not individually or in the aggregate, have a material adverse effect on the validity or enforceability of this Agreement or the Escrow Agreement.

3.4 Actions and Proceedings. There is no action, suit or claim, legal, administrative or arbitration proceeding, or investigation pending or, to the knowledge of PTC, threatened against or involving PTC or any of its directors, officers or employees in their capacities as such that in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

3.5 Brokerage. No broker, finder, agent or similar intermediary will be entitled to any brokerage commissions, finders' fees or similar fees or commissions payable by Arbortext or the Securityholders in connection with this Agreement or the transactions contemplated by this Agreement based on any agreement, arrangement or understanding with PTC or any action taken by or on behalf of PTC.

3.6 Financing. At Closing, PTC will have sufficient cash and/or available credit facilities (and has provided Arbortext with evidence thereof) to pay the Merger Consideration and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.

SECTION 4
                            COVENANTS AND AGREEMENTS

4.1 Conduct of Arbortext's Business. Except with the prior written consent of PTC, and except as set forth in Section 4.1 of the Arbortext Disclosure Schedule or otherwise contemplated herein, during the period from the date hereof to the Closing Date or the earlier termination of this Agreement, Arbortext shall observe the following covenants:

(a) Affirmative Covenants Pending Closing. Arbortext will, and will cause each Subsidiary to:

(i) use reasonable efforts to preserve intact its business organization and keep available the services of present employees, in each case in accordance with past practice, it being understood that termination of employees with poor performance ratings shall not constitute a violation of this covenant;

(ii) comply with all laws and regulations applicable to it or to the conduct of its business and perform and comply with all contracts, commitments and obligations by which it is bound;

(iii) duly and timely file all Tax Returns or reports required to be filed with taxing authorities and promptly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefor);

(iv) keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the date of this Agreement;

(v) in the ordinary course consistent with past practice, preserve, advertise, promote and market its business, keep its properties intact, maintain good commercial working relationships with its Key Customers, preserve its goodwill, and maintain all physical properties in good operating condition;

(vi)  use best efforts to preserve and protect its Proprietary Rights; and

(vii) operate its business diligently and solely in the ordinary course.

(b) Negative Covenants Pending Closing. Arbortext will not, and will cause each Subsidiary not to:

(i) sell, transfer, mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than sales or transfers in the ordinary course of business and Permitted Liens;

(ii) (A) incur any obligation or liability other than (1) in the ordinary course of business or (2) for Transaction Expenses pursuant to Section 4.9, (B) incur any indebtedness for borrowed money, or (C) enter into any contracts or commitments involving payments by Arbortext of $100,000 or more, other than purchase orders or commitments for inventory, materials and supplies in the ordinary course of business;

(iii) change the compensation or fringe benefits of any officer, director, employee or consultant or enter into or modify any Employee Benefit Plan with any person;

(iv) (A) grant or accelerate the exercisability of any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, other than dividends or distributions from Subsidiaries to Arbortext in the ordinary course of business, or (C) issue any shares of its capital stock other than pursuant to the exercise of Purchase Rights listed in Section 2.2(b) of the Arbortext Disclosure Schedule;

(v) amend its Certificate of Incorporation or Bylaws or other organizational or governing documents;

(vi) make any acquisition of any other business or other acquisition of property other than in the ordinary course of business consistent with past practices;

(vii) enter into or modify any Material Contract other than in the ordinary course of business consistent with past practices;

(viii) take any actions that would result in any of the representations or warranties made in Section 2 hereof being untrue in any material respect;

(ix) take any affirmative action or fail to take any reasonable action within its control as a result of which any of the changes or events listed in Section
2.9 is likely to occur; or

(x) with respect to Taxes, make or change any election, change an annual accounting period, adopt or change any material accounting method, file an amended Tax Return, enter into any closing agreement, compromise or file an appeal with respect to any Tax claim or assessment related to Arbortext or any Subsidiary, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Arbortext or any Subsidiary.

4.2 Corporate Examinations and Investigations. During the period from the date hereof to the Closing Date or the earlier termination of this Agreement, PTC shall be entitled, through its employees and representatives, to have such access to the assets, properties, business, books, records and operations of Arbortext and its Subsidiaries as PTC shall reasonably request in connection with PTC's investigation of Arbortext with respect to the transactions contemplated hereby. Any such investigation and examination shall be conducted at reasonable times and, to the extent practicable, during normal business hours, and Arbortext shall cooperate fully therein. No investigation by PTC shall diminish or obviate any of the representations, warranties, covenants or agreements of Arbortext contained in this Agreement. In order that PTC may have full opportunity to make such investigation, Arbortext shall furnish the representatives of PTC during such period with all such information and copies of such documents concerning the affairs of Arbortext as such representatives may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully with such representatives in connection with such investigation. The Confidentiality Agreement, dated as of February 16, 2005 between Arbortext and PTC will apply with respect to all information obtained by PTC under this Section 4.2.

4.3   Consummation, Governmental and Third-Party Notices and Consents.

(a) Each party shall use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use all reasonable efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and to ensure that to the extent within its control or capable of influence by it, no breach of any of the respective representations, warranties and agreements hereunder occurs or exists on or before the Effective Time, all to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion.

(b) Each party shall use all reasonable efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of the parties shall promptly file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and/or the Antitrust Division of the United States Department of Justice under the H-S-R Act, shall use its reasonable efforts to obtain an early termination of the applicable waiting period thereunder, and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable; provided, however, that notwithstanding anything to the contrary in this Agreement, PTC shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of PTC or its affiliates.

(c) Arbortext shall use its reasonable efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Arbortext Disclosure Schedule.

4.4 Communications with Customers and Suppliers. Arbortext and the Subsidiaries will cooperate in good faith and to the extent reasonably practicable with PTC in communications with suppliers and customers to accomplish the effective transfer of the business of Arbortext and the Subsidiaries to PTC on the Closing Date.

4.5   Stockholder Approval; Dissenters' Rights.

(a) Arbortext will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a special meeting of the Stockholders or solicit a written consent of the Stockholders in accordance with the DGCL and the Arbortext Certificate of Incorporation and By-Laws for the purpose of considering the adoption of this Agreement and the approval of the Merger and of the arrangements relating thereto, including the delivery of the Escrow Funds to the Escrow Agent and the appointment of the Stockholder Representative. In connection with such special meeting of Stockholders or written Stockholder consent, Arbortext shall (i) provide to its Stockholders the recommendation of the Arbortext Board of Directors that the Stockholders vote in favor of the adoption of this Agreement and the approval of the Merger, and (ii) comply with Section 262 of the DGCL in consultation with PTC.

(b) Arbortext shall give PTC (i) prompt notice of any written demands for appraisal under the DGCL with respect to any shares of Arbortext Stock, any withdrawal of any such demands and any other instruments served pursuant to the DGCL and received by Arbortext and (ii) the right to participate in all negotiations and proceedings with respect to any demands for appraisal under the DGCL with respect to any shares of Arbortext Stock. Arbortext shall cooperate with PTC concerning, and shall not, except with the prior written consent of PTC, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

4.6 Tax Matters. The following provisions of this Section 4.6 shall govern the allocation between PTC and the Surviving Corporation, on the one hand, and the Securityholders, on the other hand, of responsibility for certain tax matters following the Effective Time. As used in this Section 4.6, the term "Arbortext" includes Arbortext and its Subsidiaries.

(a) PTC and the Surviving Corporation shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for Arbortext (i) for all Tax periods ending on or before the Effective Date that are due after the Effective Date (the "Pre-Closing Periods") and (ii) for all Tax periods that begin before the Effective Date and end after the Effective Date (the "Straddle Periods"). Such Tax Returns shall be prepared in a manner consistent with Arbortext's past practices. Such Tax Returns, together with a statement setting forth the amount of Tax allocated to the Securityholders pursuant to this Section 4.6 (the "Tax Statement") with respect to such Tax Return, shall be provided to the Stockholder Representative, acting for the Securityholders, for his review and comment not later than thirty (30) days before the due date for filing such Tax Returns (including extensions). The Stockholder Representative shall be entitled to suggest to PTC any reasonable changes to such Tax Returns or the Tax Statement and to dispute items in such Tax Returns or Tax Statement. The Stockholder Representative shall provide PTC with a written description of proposed changes to such Tax Returns or Tax Statements and a description of the items in the Tax Returns or the Tax Statements that he intends to dispute within ten (10) days following the delivery to him of such documents. In the event that the Stockholder Representative does not provide such written description within the ten (10) day period specified in the preceding sentence, he shall be deemed to have accepted and agreed to such Tax Returns or Tax Statements in the form provided. PTC and the Stockholder Representative agree to consult with each other and to resolve in good faith any timely-raised issue arising as a result of the review of such Tax Returns or the Tax Statement to permit the filing of such Tax Returns as promptly as possible. In the event the parties are unable to resolve any dispute within ten (10) days following the delivery of written notice to PTC by the Stockholder Representative of disputed items, the Stockholder Representative and PTC shall jointly request an Independent Accountant to resolve any issue in dispute no later than five business days prior to the due date of such Tax Return, in order that such Tax Return may be timely filed. If the Independent Accountant is unable to make a determination with respect to any disputed issue within five (5) business days before the due date (including extensions) for the filing of the Tax Return in question, then PTC and the Surviving Corporation may file such Tax Return on the due date (including extensions) therefor without such determination having been made and without the consent of the Stockholder Representative; provided, however, that such Tax Return shall incorporate such changes as have at the time of such filing been agreed to by the parties pursuant to this Section 4.6(a). Notwithstanding the filing of such Tax Return, the Independent Accountant shall make a final determination with respect to any disputed issue, and the amount of Taxes that are allocated to the Securityholders pursuant to this Section 4.6 shall be as determined by the Independent Accountant. The filing of such Tax Return prior to the final determination of any disputed item and the position taken on such Tax Return with respect to any disputed item shall not be a factor in the determination by the Independent Accountant of the amount of Taxes that are allocated to the Securityholders pursuant to this Section 4.6. The Stockholder Representative and PTC shall each bear one-half of the Independent Accountant's fees and expenses, and the determination of the Independent Accountant shall be binding on all parties.

(b) The Securityholders shall reimburse PTC and the Surviving Corporation in accordance with Section 8.2 for all Taxes of Arbortext with respect to (i) the Pre-Closing Periods and (ii) the portion of the Straddle Periods ending on the Effective Date, except to the extent such Taxes were included as Other Liabilities in the calculation of the Closing Adjustment under Section 1.7(c)(ii), in each case within fifteen (15) days after payment by PTC, the Surviving Corporation, or Arbortext of such Taxes. For purposes of this section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Effective Date shall (i) in the case of the Taxes other than Taxes based on or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Effective Date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Effective Date. Any Tax credits relating to a Straddle Period shall be taken into account as though the relevant taxable period ended at the Effective Date.

(c) Nothing in this Section 4.6 shall excuse the Securityholders from their responsibility for their share, as determined in accordance with this Section 4.6, of any such Taxes if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Returns exceeds the amount determined under this Section 4.6.

(d) Each of PTC, the Surviving Corporation, the Stockholder Representative, and the Securityholders shall cooperate fully and in good faith, as and to the extent reasonably requested by any other party to this Agreement, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation, or other proceeding with respect to Taxes of Arbortext. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation, or other proceeding. Each Securityholder and the Stockholder Representative shall (i) retain all books and records in his, her or its possession with respect to Tax matters pertinent to Arbortext relating to any taxable period beginning before the Effective Date until the expiration of the applicable statute of limitations (and, to the extent notified by PTC or the Surviving Corporation, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give to PTC and the Surviving Corporation reasonable written notice before transferring, destroying or discarding any such books and records and, if PTC or the Surviving Corporation so requests, the Stockholder Representative or such Securityholder shall allow PTC or the Surviving Corporation to take possession of such books and records.

(e) All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the "Transfer Taxes") shall be paid by the Securityholders when due, and the Securityholders will, at no expense to PTC or the Surviving Corporation, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees, and, if, required by applicable law, PTC and the Surviving Corporation will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.

(f) To the extent permitted under applicable law, the parties hereto agree to treat the payment of consideration with respect to Options pursuant to Sections 1.8(b)(i) (to which the provisions of Section 1.9(d) do not apply) and 1.8(b)(ii) of this Agreement as being allocable to the portion of the Effective Date after the Effective Time and, accordingly, that any federal income tax deduction related to such payment shall be reflected on the Arbortext's federal income Tax Return for the taxable period beginning on the day after the Effective Date (and in a consistent manner on any applicable state or local income Tax Returns).

4.7 Continuing Obligation to Inform. From time to time before the Closing, Arbortext will deliver or cause to be delivered to PTC all information coming to Arbortext's attention, or concerning events occurring, after the date hereof that would render any statement, representation or warranty in this Agreement or any information contained in the Arbortext Disclosure Schedule inaccurate or incomplete in any material respect if made as of such later date; provided that none of such supplemental information shall constitute an amendment of any statement, representation or warranty in this Agreement or any Schedule, Exhibit or document furnished pursuant hereto.

4.8 Exclusivity. Neither Arbortext nor any of its directors, Stockholders, officers, employees, agents or affiliates (collectively, "Related Parties") shall, directly or indirectly, (a) solicit, initiate, encourage or otherwise facilitate offers or proposals from, or engage in or continue any discussions or negotiations with, any other party (other than PTC) for (i) the sale or other disposition of all or any portion of the equity interests or (outside the ordinary course of business) the assets of Arbortext or any Subsidiary or the merger, consolidation or other combination of Arbortext, any Subsidiary or their respective businesses or assets with any other person or entity or (ii) the issuance to any person (other than pursuant to Section 4.1(b)(iv)) of shares or Purchase Rights that give or would give the holder thereof the direct or indirect beneficial ownership of any issued and outstanding Arbortext Stock, or
(b) provide or offer to provide any information to any other party or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Arbortext agrees to notify PTC promptly of any such proposal or offer, or any inquiry or contact with respect thereto received by Arbortext or any Related Party. In the event Arbortext or any of the Related Parties takes or omits any action in contravention of this Section 4.8, Arbortext shall, within ten (10) Business days after written demand therefor by PTC, pay to PTC as liquidated damages and as reimbursement for the expenses and losses incurred and estimated to be incurred by PTC in connection with this Agreement the amount of $5,000,000 in cash or by certified or bank cashier's check or wire transfer.

4.9 Transaction Expenses. PTC and Arbortext shall each bear their own costs incurred in connection herewith; provided that, if the Merger is consummated, Arbortext's Transaction Expenses shall not exceed $500,000 in the aggregate (all of which shall have been charged at customary rates and supported by detailed invoices). The foregoing shall not limit the right of the Securityholders to pay for any Transaction Expenses in excess of $500,000 ("Excess Transaction Expenses"), and the Stockholder Representative, on behalf of the Securityholders, shall promptly pay and discharge all such Excess Transaction Expenses not included within the Closing Adjustments as they come due. PTC shall be entitled to treat any Excess Transaction Expenses not paid by the Stockholder Representative as Losses recoverable under Section 8.

4.10  Public Announcements and Confidentiality.

(a) Any press release or public announcement before the Closing by Arbortext or any of its Related Parties with respect to this Agreement or the transactions contemplated hereby shall require the prior approval of PTC, which approval shall not be unreasonably withheld or delayed, provided that a party shall not be prevented from making such disclosure as it shall have been advised by counsel is required by law.

(b) The terms of this Agreement and all information furnished to either party or any of its Related Parties by the other party or any of its Related Parties, and all analyses, compilations, data, studies or other documents prepared by or for either party containing or based in whole or in part on any such furnished information or reflecting its review of, or interest in, the transaction shall continue to be subject to the terms of the Confidentiality Agreement dated February 16, 2005 between PTC and Arbortext (the "MNDA").

4.11  Indemnification of Directors and Officers.

(a) All rights to indemnification by Arbortext existing at the Effective Time in favor of each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of Arbortext or any Subsidiary (the "Indemnified Persons") shall survive the Merger, and PTC shall cause the Surviving Corporation to continue such rights in full force and effect for six (6) years from the Effective Time and to perform, in a timely manner, its obligations with respect thereto. Nothing contained herein shall make PTC, Merger Sub, Arbortext or the Surviving Corporation an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Liabilities subject to such indemnification, nor shall this Section
4.11 relieve the obligations of any insurer in respect thereto. Each Indemnified Person is intended to be a third party beneficiary of this Section 4.11. This
Section 4.11 shall survive the consummation of the Merger at the Effective Time and shall be binding on all successors and assigns of PTC and the Surviving Corporation.

(b) Arbortext shall, before the Closing Date, purchase tail liability insurance covering those persons who, as of immediately prior to the Effective Time, are covered by Arbortext's directors' and officers' liability insurance policy for a period of three (3) years after the expiration date of such policy on terms substantially the same as those of Arbortext's present directors' and officers' liability insurance policy; provided, however, that in no event will Arbortext be required to pay in excess of 300% of the annual premium most recently paid by Arbortext for such coverage; provided further, that notwithstanding the foregoing, in the event such coverage is not available (or is only available for an amount in excess of 300% of the annual premium most recently paid by Arbortext for such coverage), Arbortext shall nevertheless use its commercially reasonable efforts to obtain such coverage as may be obtained for such 300% amount.

4.12  Employee Benefits.

(a) As of the Effective Time, except as otherwise provided in any written employment agreement with Arbortext or its Subsidiaries, PTC shall, or shall cause the Surviving Corporation or its Subsidiaries, to (i) initially maintain the Employee Benefit Plans (other than equity-based benefits) maintained by Arbortext or its Subsidiaries immediately prior to the Effective Time with respect to employees of Arbortext or its Subsidiaries immediately prior to the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation ("Continuing Employees"), and (ii) within one year following the Effective Time, provide such Continuing Employees with the employee benefits provided by PTC to similarly situated employees of PTC under PTC's employee benefits plans. Nothing in this Agreement shall be construed to create a right in any Continuing Employee to employment with PTC, the Surviving Corporation, or any of their respective Subsidiaries. Subject to any written agreement between a Continuing Employee and PTC, the Surviving Corporation, or any of their respective Subsidiaries, the employment of a Continuing Employee shall be terminable by the employer "at will" with no further liability to the Continuing Employee other than as expressly provided under the employer's employee benefit plans.

(b) With respect to employee benefit plans, if any, of PTC, the Surviving Corporation, or any of their respective Subsidiaries that provide group medical, dental, or prescription drug coverage in which Continuing Employees become eligible to participate after the Effective Time (the "PTC Group Health Plans"), PTC shall, or shall cause the Surviving Corporation or their respective Subsidiaries to: (i) waive any exclusions for pre-existing conditions under such PTC Group Health Plan that would result in a lack of coverage for any condition for which the applicable Continuing Employee would have been entitled to coverage under the corresponding Employee Benefit Plan in which such Continuing Employee was an active participant immediately prior to his or her transfer to the PTC Plan if such Continuing Employee can provide proof of coverage under the corresponding plan of either Arbortext, its Subsidiaries, or another employer's plan; (ii) waive any coverage waiting period under such PTC Group Health Plan to the extent that such period exceeds the corresponding waiting period under the corresponding Employee Benefit Plan in which such Continuing Employee was an active participant immediately prior to his or her transfer to the PTC Group Health Plan (after taking into account any prior service with Arbortext or its Subsidiaries credited under such Employee Benefit Plan for purposes of satisfying such waiting period); and (iii) provide each Continuing Employee with credit for any co-payments and deductibles paid by such Continuing Employee prior to his or her transfer to the PTC Group Health Plan (to the same extent such credit was given under the analogous Employee Benefit Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such PTC Group Health Plan for the plan year that includes such transfer; provided that, such Continuing Employee shall be responsible for any applicable co-payments required to be made under such PTC Group Health Plan. Covered Employees not currently covered by any group health plan of Arbortext or its Subsidiaries may, subject to any eligibility requirements, enroll in any PTC Group Health Plan extended to the Continuing Employees during the next open enrollment period.

(c) Continuing Employees shall receive credit for past service with Arbortext and its Subsidiaries for purposes of eligibility to participate in any defined contribution retirement plans extended by PTC, the Surviving Corporation, or their respective Subsidiaries to the Continuing Employees, but the Continuing Employees shall not receive credit for any other purposes. The terms and conditions of any such defined contribution retirement plan shall be determined by PTC, the Surviving Corporation, or their respective Subsidiaries.

(d) Continuing Employees shall receive credit for past service with Arbortext and its Subsidiaries for purposes of eligibility to participate in any severance plan extended by PTC, the Surviving Corporation, or their respective Subsidiaries to the Continuing Employees, but the Continuing Employees shall not receive credit for any other purposes. The terms and conditions of any such severance plan shall be determined by PTC, the Surviving Corporation, or their respective Subsidiaries.

(e) Any vacation days, sick days, or other paid time off that is accrued but unused by current or former employees of Arbortext or its Subsidiaries (determined immediately prior to the Effective Date) under the plans, programs, arrangements, or policies of Arbortext or its Subsidiaries that, under the terms thereof or applicable law, may be "banked," "rolled over" to a subsequent plan year, or are otherwise deemed vested or that constitute a binding obligation of the employer shall be paid out by Arbortext and its Subsidiaries in cash (subject to applicable withholding) prior to the Effective Time. The Continuing Employees will continue to accrue vacation days or other paid time off under the plans, programs, arrangements, or policies of Arbortext or its Subsidiaries until September 30, 2005. Accrued but unused vacation days or other paid time off under the plans, programs, arrangements, or policies of Arbortext or its Subsidiaries shall be subject to amendment, suspension, termination, or forfeiture at December 31, 2005, as determined by PTC. It is the intention of PTC to transition the Continuing Employees to the paid time off policies applicable to PTC employees generally after September 30, 2005, for which purpose the Continuing Employees shall receive credit for past service with Arbortext and its Subsidiaries.

(f) Except as otherwise provided in this Section 4.12, nothing in this Agreement shall require PTC, the Surviving Corporation, or their respective Subsidiaries to provide any particular type or level of compensation or employee benefits, nor shall anything limit the right of PTC, the Surviving Corporation, or their respective Subsidiaries to amend, suspend, or terminate any employee benefit plan at any time.

4.13 Termination of Options. Arbortext's Board of Directors shall take such actions and provide such notices as are required under the Arbortext Option Plans to (a) require that no Options may be exercised after the fifth (5th) business day after the date hereof and (b) cause all Options that will be unvested and unexercisable at the Effective Time to terminate and cease to be outstanding at the Effective Time, in accordance with Section 1.8(b) hereof.

4.14 Delivery of Monthly Financial Statements. As promptly as possible following the last day of each month after the date hereof until the Closing Date, and in any event within fifteen (15) days after the end of each such month, Arbortext shall deliver to PTC the consolidated balance sheet of Arbortext and the Subsidiaries and the related statements of operations and cash flows for the one-month period then ended, all certified by the chief financial officer of Arbortext to the effect that such monthly financial statements are prepared in accordance with GAAP consistently applied with prior periods and fairly present the financial condition of Arbortext and its Subsidiaries as of the date thereof and for the period covered thereby.

4.15 Employee Benefit Plans. Arbortext shall use commercially reasonable efforts to (a) file all Forms 5500 Annual Report/Return of Employee Benefit Plan (together, if applicable, with any audited financial statements and schedules) ("Form 5500") required to be filed with respect to any Employee Benefit Plan of Arbortext or any Subsidiary as of the date immediately prior to the Effective Time, including all Forms 5500 due for the plan year ended December 31, 2004 (determined without regard to any filing extension), (b) pay all Taxes owed by Arbortext or any Subsidiary as of the date immediately prior to the Effective Time as a result of any failure to timely file any Form 5500 for any Employee Benefit Plan of Arbortext or any Subsidiary, and pay any penalties, fees, interest, or other amounts owed to the US Department of Labor, and (c) pay all accrued vacation under Arbortext's former vacation policy as reflected in the Financial Statements.

4.16 Subsidiary Employee Agreements. Arbortext shall use commercially reasonable efforts to cause each Subsidiary to enter into employment agreements with each of its respective employees substantially in the form previously provided or made available to PTC.

4.17  280G Approval.

(a) As promptly as practicable following the date hereof, Arbortext shall use its reasonable best efforts to obtain a binding agreement (a "280G Agreement") from any person who, if stockholder approval meeting the requirements of Section 280G(b)(5) of the Code and Treasury Regulations Section 1.280G-1 is not obtained before the Closing Date, is reasonably expected to receive an Excess Parachute Payment in connection with the transactions contemplated by this Agreement. The 280G Agreement shall provide that such person agrees to forego and waive without payment that portion of his or her compensation that, if not so waived and cancelled, would result in such person receiving an Excess Parachute Payment if such stockholder approval is not obtained. The determination of the person or persons who shall be asked to execute a 280G Agreement and the form of the 280G Agreement shall be subject to PTC's approval, and no amendment or supplement to such documents shall be made by Arbortext without PTC's approval.

(b) As promptly as practicable following the date hereof, Arbortext shall use its reasonable best efforts to obtain, before the Closing Date, approval of its stockholders meeting the requirements of Section 280G(b)(5) of the Code and Treasury Regulations Section 1.280G-1 of any payments that, absent such stockholder approval, would result in the payment of an Excess Parachute Payment. The stockholder consent form on which such stockholder approval shall be sought, and the form of disclosure statement that will accompany such consent form, shall be subject to PTC's approval, and no amendment or supplement to such documents shall be made by Arbortext without PTC's approval.

(c) Arbortext shall, no later than 14 days before the Closing Date, provide PTC with a copy of the calculations showing the amount of any Excess Parachute Payment that would be received in the absence of stockholder approval meeting the requirements of Section 280G(b)(5) and applicable Treasury regulations, together with all historical compensation information required to calculate the amount of any Excess Parachute Payment.

SECTION 5
                 CONDITIONS TO EACH PARTY'S OBLIGATION TO CLOSE

         The respective obligations of each Party to consummate the Merger are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1 Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the Stockholders in accordance with the DGCL and the Arbortext Certificate of Incorporation.

5.2 Antitrust Clearance. All required filings under the H-S-R Act shall have been completed and all applicable waiting periods for the clearance of the Merger under such Act and other antitrust laws shall have expired or been terminated.

5.3 Legal Proceedings. No proceeding by or before any Governmental Entity shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent or delay consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect.

SECTION 6
           CONDITIONS TO THE OBLIGATION OF PTC AND MERGER SUB TO CLOSE

         The obligation of PTC and Merger Sub to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by PTC in its discretion:

6.1 Compliance; CEO Certificate. The representations and warranties of Arbortext contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects; there shall not have been any circumstance, event or occurrence since the date of this Agreement that, individually, or in the aggregate, has resulted, or could be reasonably expected to result, in a Material Adverse Effect; Arbortext shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or before the Closing Date; and Arbortext shall have delivered to PTC a certificate of its chief executive officer, dated the Closing Date, to the foregoing effect.

6.2 Secretary Certificate. Arbortext shall have delivered to PTC a certificate of the Secretary of Arbortext and each Subsidiary dated the Closing Date as to
(a) the Arbortext Certificate of Incorporation and Bylaws or the organizational documents of each Subsidiary, each as in effect on and as of the Closing Date,
(b) the resolutions of the Board of Directors and Stockholders of Arbortext (and if required, the applicable body of each of the Subsidiaries) authorizing and approving the execution, delivery and performance by Arbortext of this Agreement and all transactions related hereto, and (c) the incumbency of the officers of Arbortext executing this Agreement or any other agreement or instrument delivered in connection herewith.

6.3 Third Party Consents and Approvals. Arbortext shall have obtained and delivered to PTC all Consents of Governmental Entities and other parties that are required in connection with the Closing under this Agreement, the performance by Arbortext of its obligations hereunder or the continuance of any of the Material Contracts without adverse effect by the Surviving Corporation after the Effective Time.

6.4 Certificates. Arbortext shall have provided PTC with certificates of appropriate governmental officials in (a) each U.S. jurisdiction in which Arbortext is required to qualify to do business as to the due qualification and good standing (including tax) of Arbortext in each such jurisdiction and (b) the United Kingdom as to the due organization and good standing of Arbortext United Kingdom Ltd. and Arbortext Software Limited.

6.5 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by all parties thereto.

6.6 Dissenting Stockholders. The period for Stockholders to demand appraisal rights pursuant to Section 262 of the DGCL shall have expired and appraisal rights shall not have been properly demanded by Stockholders pursuant to Section 262 of the DGCL for shares of Arbortext Stock in an aggregate number greater than five percent (5%) of the Arbortext Common Stock issued and outstanding immediately before the Closing (determined on an as-converted-to-common basis), for which purpose shares as to which such rights have been demanded but later effectively withdrawn or forfeited shall not be counted.

6.7 Termination of Purchase Rights. There shall not be outstanding any Purchase Rights (other than Options), and each holder of a Purchase Right (other than any that expires by its terms or has been exercised at or before the Effective Time) shall have executed and delivered to Arbortext a termination agreement with respect to such Purchase Right in form satisfactory to PTC.

6.8 Opinion of Counsel to Arbortext. Arbortext shall have delivered an opinion of Dorsey & Whitney LLP, counsel to Arbortext, in form reasonably satisfactory to PTC, dated the Closing Date, addressed to PTC and Merger Sub, with respect to the matters set forth on Exhibit B hereto.

6.9 FIRPTA Certificate. PTC or its designated affiliate shall have received certification from Arbortext, substantially in the form of Exhibit C hereto, dated no more than thirty (30) days before the Effective Date and signed by a responsible corporate officer of Arbortext, that Arbortext is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in Section 897(c)(2) of the Code, and proof reasonably satisfactory to PTC that Arbortext has provided notice of such certification to the IRS, substantially in the form of Exhibit D hereto, in accordance with the provisions of Treasury Regulations ss.1.897-2(h)(2).

6.10 No Bank Debt or Liens. Arbortext shall not be party to any loan, line of credit, or other Indebtedness to any financial institution, and there shall be no Liens in favor of any financial institution on any assets of Arbortext or any of the Subsidiaries.

6.11 Termination of Other Agreements. The Arbortext Stock Purchase Agreements and other related agreements that do not terminate by their terms at or before the Effective Time shall have been terminated.

6.12 Intercompany Royalty Agreement. Arbortext, Inc. and Arbortext Software Limited shall have entered into the intercompany royalty agreement substantially in the form previously provided or made available to PTC.

6.13 Accrued Vacation . Arbortext shall have paid all accrued vacation under Arbortext's former vacation policy as reflected in the Financial Statements.

6.14 Miscellaneous. Arbortext shall have delivered or caused to be delivered to PTC all other documents reasonably requested by PTC in connection with the consummation of the transactions contemplated hereby.

SECTION 7
                  CONDITIONS TO ARBORTEXT'S OBLIGATION TO CLOSE

         The obligation of Arbortext to consummate the Merger is subject to the satisfaction, at or before the Closing, of the following conditions, any of which may be waived by Arbortext in its discretion:

7.1 Compliance; Officer Certificates. The representations and warranties of PTC contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects; each of PTC and Merger Sub shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them on or before the Closing Date; and PTC and Merger Sub shall each shall have delivered to Arbortext a certificate of an executive officer, dated the Closing Date, to the foregoing effect.

7.2 Secretary Certificates. (a) Merger Sub shall have delivered to Arbortext a certificate of its Secretary dated the Closing Date as to (i) its Certificate of Incorporation and Bylaws, as in effect on and as of the Closing Date and (ii) the resolutions of its Board of Directors and stockholders authorizing and approving the execution, delivery and performance by such company of this Agreement and all transactions related hereto and (b) PTC shall have delivered to Arbortext a certificate of its Clerk or Assistant Clerk dated the Closing Date as to (i) its Articles of Organization and Bylaws, as in effect on and as of the Closing Date and (ii) the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance by PTC of this Agreement and all transactions related hereto.

7.3 Escrow Agreement. The Escrow Agreement shall have been executed and delivered by all parties thereto.

7.4 Opinion of Counsel to PTC. PTC shall have delivered an opinion of Palmer & Dodge LLP, counsel to PTC and Merger Sub, in form reasonably satisfactory to Arbortext, dated the Closing Date, addressed to Arbortext, with respect to the matters set forth on Exhibit E hereto.

SECTION 8
                                 INDEMNIFICATION

8.1 Survival. Notwithstanding any right of any party to fully investigate the affairs of the other party and notwithstanding any knowledge of facts determined or determinable by such party pursuant to such investigation or right of investigation, each party has the right to rely fully upon and seek remedy for the breach of any of the representations, warranties, covenants and agreements of each other party in this Agreement, in any Schedule hereto, or in any certificate or other instrument delivered by any party pursuant to Sections 1.7, 4.14, or 6 hereto. All such representations, warranties, covenants and agreements shall survive the execution and delivery hereof and the Closing hereunder, and shall thereafter survive in accordance with the provisions of
Section 8.4 below.

8.2 Obligation of the Securityholders to Indemnify. Subject to the limitations set forth in Section 8.4 hereof, after the Effective Time, the Securityholders shall, jointly and severally, indemnify and hold harmless PTC, the Surviving Corporation and the Subsidiaries, and their respective directors, officers, employees, agents, affiliates and assigns (collectively, the "PTC Indemnitees") from and against any and all Losses incurred as a result of:

(a) any inaccuracy in or breach of any (i) representation or warranty, or (ii) any covenant or agreement, of Arbortext contained in this Agreement, the Escrow Agreement, any schedule hereto (including the Arbortext Disclosure Schedule) or any certificate or other instrument delivered by Arbortext or any Subsidiary pursuant to Sections 1.7, 4.14, or 6 hereto;

(b) the incidence of any liability for (i) any Tax of Arbortext or any Subsidiary with respect to any taxable period (or portion thereof, determined in a manner consistent with Section 4.6(b) hereof) ending on or before the Effective Date, except to the extent such Tax is included as an Other Liability in the calculation of the Closing Adjustment under Section 1.7(c)(ii), (ii) any Tax resulting from or attributable to the consummation of the transactions contemplated by this Agreement, (iii) any Transfer Taxes, or (iv) the unpaid Taxes of any person other than Arbortext or any Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Each claim for Losses described in clause (a) of this Section 8.2 (to the extent that such claim relates to the representations and warranties set forth in Section 2.10 or the covenants set forth in Section 4.6, 4.1(a)(iii) or 4.1(b)(x)) or in this clause (b) of this Section 8.2 is referred to herein as a "Tax Claim" and collectively as the "Tax Claims;"

(c) any claim related to the matters identified in Section 2.16(e)(1) of the Arbortext Disclosure Schedule; and

(d) to the extent the stockholder vote described in Section 4.17 is not obtained and there is a resulting Excess Parachute Payment; provided that the respective Loss shall be the amount of such Excess Parachute Payment multiplied by PTC's deemed effective tax rate of thirty-nine percent (39%).

8.3   Notice and Opportunity to Defend.

(a) Notice of Claims. Promptly after receipt by an PTC Indemnitee of notice of any complaint by a third party or the commencement of any action or proceeding by a third party (each, a "Third-Party Claim") that may result in a Loss with respect to which such PTC Indemnitee may claim indemnification under this
Section 8, the PTC Indemnitee shall give written notice (a "Third-Party Demand") to the Stockholder Representative on behalf of the Securityholders obligated to provide indemnification under this Section 8 (each, an "Indemnifying Party") and to the Escrow Agent. In the event any PTC Indemnitee seeks indemnification pursuant to this Section 8 other than in connection with a Third-Party Claim, such PTC Indemnitee shall send a written notice of the respective Loss, or of any circumstance that with the lapse of time and/or the occurrence of any other event or circumstance, may give rise to a Loss (together with any Third-Party Demand, a "Demand") to the Stockholder Representative on behalf of the Indemnifying Parties and to the Escrow Agent. Any Demand delivered pursuant to this Section 8.3(a) shall (i) describe the basis for such Demand in reasonable detail and (ii) indicate the amount (reasonably estimated, if appropriate) of the Loss that has been or may be suffered by the PTC Indemnitee. No delay or failure to give any such notice by any PTC Indemnitee shall relieve any Indemnifying Party from any obligation hereunder or otherwise prejudice any claim capable of being made against the Escrow Funds (provided that such Demand is made before the Claims Termination Date), except to the extent that the Indemnifying Party is materially prejudiced thereby.

(b) Response to a Demand. The Stockholder Representative may reply to a Demand by written notice given to the PTC Indemnitee making such Demand and to the Escrow Agent, which notice shall state whether the Stockholder Representative agrees or disagrees that such PTC Indemnitee is entitled to indemnification under this Agreement for all or any part of the claim asserted in such Demand and agrees or disagrees with respect to the amount of indemnifiable Losses asserted in such Demand, and which specifies the nature and the amount of any such dispute (a "Contest Notice"). If, within twenty (20) days after receipt of the Demand (the "Contest Notice Period"), the Stockholder Representative does not deliver a Contest Notice in compliance with the foregoing or gives a notice to the PTC Indemnitee making such Demand that the Demand is undisputed in whole or in part, the Indemnifying Party(ies) shall thereupon pay to the PTC Indemnitee making such Demand the amount of the undisputed portion of the Losses asserted in such Demand (which amount shall be satisfied solely from the Escrow Funds available under the Escrow Agreement), and the Escrow Agent shall disburse such amount from the Escrow Funds to such PTC Indemnitee. Any portion of any Demand that is disputed in a Contest Notice properly delivered within the applicable Contest Notice Period shall be considered a "Disputed Claim" and shall be resolved in accordance with the dispute resolution provisions of
Section 8.3(c).

(c) Disputed Claims. The parties hereto shall make a reasonable good faith effort to resolve their differences with respect to any Disputed Claim for a period of twenty (20) days following the receipt of any timely Contest Notice from the Stockholder Representative. Any portion of such Disputed Claim that is resolved by the parties during such period shall cease to be a Disputed Claim, and shall either be paid by the Indemnifying Party(ies) out of the Escrow Funds as set forth in Section 8.3(b) hereof or shall be dismissed, in accordance with the resolution reached by the parties. To the extent that, at the end of such twenty (20)-day period, the parties have failed to reach a written agreement with respect to any portion of the Disputed Claim, the provisions of Section 10.4(b) shall apply.

(d)   Defense of Third Party Claims.

(i) The Stockholder Representative, on behalf of the Indemnifying Party(ies), may elect to compromise or defend, and control the defense of, any Third-Party Claim at its own expense and by counsel who shall be reasonably satisfactory to the PTC Indemnitee(s). If the Stockholder Representative elects to compromise or defend such Third-Party Claim, he shall within twenty (20) days after receipt of the respective Third-Party Demand (or sooner, if the nature or procedural posture of the Third-Party Claim so requires) notify the PTC Indemnitee(s) making such Demand of his intent to do so, and such PTC Indemnitee(s) shall reasonably cooperate upon the request and at the expense of the Stockholder Representative in the compromise of, or defense against, such Third-Party Claim. The foregoing notwithstanding, the Stockholder Representative may not agree to any compromise or settlement to which the PTC Indemnitee(s) has not consented in writing, such consent not to be unreasonably withheld. If the Stockholder Representative elects not to compromise or defend the Third-Party Claim, or fails to notify the PTC Indemnitee(s) of its election as herein provided, or fails to diligently defend or seek to compromise such Third-Party Claim after electing to assume such defense or compromise, the PTC Indemnitee(s) may, in the exercise of its reasonable discretion, pay, compromise or defend such Third-Party Claim. In any event, (y) the PTC Indemnitee(s) may participate in (but shall not have the right to control), at its own expense, the defense of any Third-Party Claim by the Stockholder Representative and (z) the PTC Indemnitee(s) shall have the right to retain or resume control of any Third-Party Claim if it reasonably determines that the amount of any Loss related to such claim would exceed the amount of the then-remaining Escrow Funds (reduced by the amount of any outstanding Disputed Claims). In the event the Stockholder Representative elects to defend and/or settle a Third-Party Claim arising with respect to the matters described in Section 8.2(c), the costs of such defense and settlement incurred by the Stockholder Representative, to the extent related to such matters, shall be payable from the Escrow Funds.

(ii) The Stockholder Representative shall use reasonable efforts to keep the PTC Indemnitee(s) advised of the status of any Third Party Claim that he has elected to control pursuant to clause (i) of this Section 8.3(d) any Loss related to which would constitute a Tax Claim (including any Tax audits, examinations, appeals, litigation, or other similar proceedings). The Stockholder Representative shall furnish to the PTC Indemnitee(s) copies of any inquiries or requests for information from any taxing authority relating to such Tax Claim, and shall notify the PTC Indemnitee(s) in advance of any other written communication (i.e., communications not relating to inquiries or requests for information covered above) proposed to be submitted by the Stockholder Representative to the taxing authority relating to such Tax Claim. The PTC Indemnitee(s) shall notify the Stockholder Representative in writing as to which inquiries or information requests, or which other proposed written communications, it desires to monitor and, with respect to such matters, the Stockholder Representative shall submit for the PTC Indemnitee(s)'s review the information proposed to be provided to a taxing authority in response to such inquiries or requests, or in such other written communications. The PTC Indemnitee(s) shall have the right to consult with the Stockholder Representative regarding any such response. The Stockholder Representative shall promptly furnish to the PTC Indemnitee(s) a copy of any notice of proposed adjustment, revenue agent's report, or similar report or notice of deficiency received with respect to any such Tax Claim.

(iii) Any prepayment, bond, or other security required to be paid with respect to any claim for which a Demand is made hereunder in order to commence or continue any action to defend or compromise such claim shall be treated at the time of payment as an undisputed Loss under this Section 8, subject to immediate payment of indemnification therefor from the Escrow Funds; provided, however, that any portion of such amount that is recovered upon a successful defense or compromise of the underlying Asserted Liability shall be returned to the Escrow Funds for distribution pursuant to the Escrow Agreement, subject to setoff by the PTC Indemnitee(s) against any other claim that is or would be a Final Claim under the Escrow Agreement.

8.4   Limitations on Indemnification. The indemnification provided by Section
8.2 shall, except with respect to any claim against any party arising from fraud or intentional misstatements, be subject to the following limitations:

(a) No indemnification shall be payable pursuant to clause (i) of Section 8.2(a) or Section 8.2(c) with respect to any Loss (other than a Loss resulting from fraud or intentional misrepresentation) unless such Loss shall exceed $20,000 (the "Minimum Claim Size") and then unless the total of all Losses indemnifiable pursuant to clause (i) of Section 8.2(a) or Section 8.2(c) that exceed the Minimum Claim Size exceeds $1,000,000 (the "Basket Amount"), whereupon indemnification will be payable for the entire amount of such Losses that exceed the Minimum Claim Size, subject to the further provisions of this Agreement. In determining whether a Loss exceeds the Minimum Claim Size, (x) all costs, expenses, interest, penalties and other amounts, including attorneys fees, in connection with the investigation, defense and settlement may be included, and (y) all Losses that result from the same or a substantially related breach, claim or liability shall be aggregated and deemed to be a single Loss. In connection with any claim for indemnification under this Agreement, the PTC Indemnitee shall provide the Stockholder Representative with written notice of all claims included in the Basket Amount.

(b) No indemnification shall be payable pursuant to Section 8.2 with respect to any claim not made before 5:00 p.m. Boston, Massachusetts time on the Claims Termination Date.

(c) All indemnification claims made by an PTC Indemnitee under Section 8.2 shall be satisfied solely from the Escrow Funds held pursuant to the Escrow Agreement.

SECTION 9
                        TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be terminated at any time before the Effective Time as follows:

(a) by PTC or Arbortext if, without fault of the terminating party, the Closing shall not have occurred on or before October 4, 2005, which date may be extended by mutual agreement of the parties (the "Closing Deadline");

(b) by Arbortext upon written notice to PTC if PTC has materially breached any representation, warranty or covenant contained herein and has not cured such breach within ten (10) Business Days of receipt of written notice from Arbortext or by the Closing Date, if earlier;

(c) by PTC upon written notice to Arbortext if Arbortext has materially breached any representation, warranty or covenant contained herein and has not cured such breach within ten (10) Business Days of receipt of written notice from PTC or by the Closing Date, if earlier;

(d) by either PTC or Arbortext if any court of competent jurisdiction or governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree or ruling shall have become final and nonappealable; or

(e)   at any time with the written consent of PTC and Arbortext.

9.2   Effect of Termination. If this Agreement is terminated in accordance with
Section 9.1, it shall forthwith be void and have no effect, without liability or obligation as a result of such termination on the part of any party, its directors, officers or stockholders, except that the provisions of this Section 9.2, Section 4.9 relating to Transaction Expenses, and Section 4.10 relating to publicity and confidentiality shall survive termination. Nothing contained herein shall relieve any party from liability for any breach of this Agreement occurring before such termination.

9.3 Amendment; Waiver. This Agreement may be amended only by an instrument signed by each party hereto, and any provision hereof may be waived only by an instrument signed by each party benefited by such provision.

SECTION 10
                                  MISCELLANEOUS

10.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission with confirmation retained, sent by overnight courier, postage prepaid with proof of delivery from the courier requested, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when received, as follows:

                  (a) if to PTC, to it at:

                           Parametric Technology Corporation
                           Attn:  General Counsel
                           140 Kendrick Street
                           Needham, MA 02494
                           Facsimile: (781) 370-5735

                           with a copy to:

                           Palmer & Dodge LLP
                           111 Huntington Avenue
                           Boston, MA  02199-7613
                           Attention:  Matthew C. Dallett
                           Facsimile:  (617) 227-4420

                  (b) If to Arbortext, to it at:

                           Arbortext, Inc.
                           Attn: Chief Executive Officer
                           1000 Victors Way
                           Ann Arbor, MI 48108
                           Facsimile: (734) 997-0201

                           with copies to:

                           Dorsey & Whitney LLP
                           50 South Sixth Street, Suite 1500
                           Minneapolis, MN 55402-1498
                           Attn: Kenneth L. Cutler
                           Facsimile: (612) 340-2868

                  (c) if to the Stockholder Representative, to:

                           Promod Haque
                           525 University Avenue, Suite 800
                           Palo Alto, CA 94301
                           Facsimile: (650) 321-8010

                           with copies to:

                           Dorsey & Whitney LLP
                           50 South Sixth Street, Suite 1500
                           Minneapolis, MN 55402-1498
                           Attn: Kenneth L. Cutler
                           Facsimile: (612) 340-2868

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notices hereunder, provided that any party receiving such a designation shall not be required to send any notice hereunder to the new address or person before the fifth business day after receipt thereof.

10.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), the Escrow Agreement and any collateral agreements executed in connection with the consummation of the transactions contemplated herein constitute the entire agreement among the parties with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written or oral, with respect thereto other than the MNDA, including without limitation the Memorandum of Understanding.

10.3 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, exclusive of its choice of law rules.

10.4  Dispute Resolution.

(a) Submission to Jurisdiction. Subject to Section 10.4(b), each party hereby irrevocably submits to the jurisdiction of any state or federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or the Escrow Agreement, and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each party hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of the other party with respect thereto.

(b) Dispute Resolution Procedures. Except to the extent of any resolution procedure provided for any Dispute under any other section of this Agreement, any dispute, controversy or claim between any PTC Indemnitee, on the one hand, and Arbortext, any Securityholder, or the Stockholder Representative, on the other hand (a "Dispute"), with respect to any provision of this Agreement or the Escrow Agreement shall be resolved in accordance with the procedures described in this Section 10.4(b). The parties shall establish an internal hierarchy to facilitate resolution of any Dispute as set forth below:

(i) The parties shall first attempt to resolve any Dispute between themselves. If they are unable to do so within a reasonable period not to exceed sixty (60) days, such Dispute shall be submitted to mandatory and binding arbitration at the election of either PTC or the Stockholder Representative. Except as otherwise provided in this Section 10.4(b), the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA Rules") then pertaining and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16. A panel of three (3) arbitrators (the "Arbitration Panel") shall preside over any Dispute(s). The Arbitration Panel shall be appointed in accordance with the AAA Rules. The Optional Rules for Emergency Measures of Protection of the AAA shall apply if a party believes it needs emergency relief before constitution of the Arbitration Panel. Any award(s) of the Arbitration Panel shall include Findings of Fact and Conclusions of Law and shall be a Reasoned Award, all as defined by the AAA Rules. Any award(s) of the Arbitration Panel shall be subject to the confidentiality provisions of this Agreement. The award(s) rendered by the Arbitration Panel in accordance with this provision shall be final and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

(ii) The place of arbitration shall be at the office of the American Arbitration Association in Wilmington, Delaware. The parties expressly covenant and agree to be bound by the decision of the Arbitration Panel and to accept any such decision as the final determination of the matter in dispute. Any decision, award and/or judgment rendered by the Arbitration Panel may be entered in any court having competent jurisdiction. The expenses and fees of the Arbitration Panel shall be borne as set forth in the award of the Arbitration Panel. Each party shall bear its own legal fees and expenses and all other fees and expenses incurred by it in connection with any Dispute.

(iii) The Arbitration Panel shall be bound to apply the substantive law of the State of Delaware. Arbitration of a Dispute involving the application of the terms of this Agreement shall be decided by the Arbitration Panel in accordance with the express terms of this Agreement.

(iv) The parties stipulate that the provisions of this Section 10.4(b) shall be a complete defense to any action or proceeding instituted in any federal, state or local court or before any administrative tribunal with respect to any controversy or dispute arising out of this Agreement. The procedures specified in this Section 10.4(b) shall be the sole and exclusive procedures for the resolution of a Dispute; provided, however, that a party, without prejudice to the above procedures, may seek a preliminary injunction or other provisional judicial relief, if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo.

10.5 Specific Performance and Other Remedies. Each party hereby acknowledges that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that either party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party may be without an adequate remedy at law. In the event that either party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party may, subject to the terms hereof and in addition to any remedy at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief. Such right to specific performance shall be available notwithstanding any other remedy for breach provided for in this Agreement, at law, or in equity, and if any such alternative remedy is available, a party shall have the right to elect between them.

10.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, including by facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of, the parties hereto.

10.8 Exhibits and Schedules. The Exhibits and Schedules (including the Arbortext Disclosure Schedule) are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. The inclusion of information in the Schedules hereto shall not be construed as an admission that such information is material to Arbortext. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.

10.9 Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

10.10 Severability. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this Agreement shall remain in full force and effect.

10.11 Stockholder Representative.

(a) In order to efficiently administer the provisions of this Agreement, including the defense and/or settlement of any claims for which the Securityholders may be required to indemnify any PTC Indemnitee pursuant to
Section 8 hereof, Promod Haque has been appointed to act as the Stockholder Representative as more fully described in this Section 10.11. The Stockholder Representative shall have the authority, functions, powers, obligations and liabilities set out in this Agreement and the same shall continue in effect following the Effective Time.

(b) Arbortext hereby irrevocably appoints the Stockholder Representative as its agent and attorney-in-fact, and authorizes the Stockholder Representative on its behalf (and the adoption of this Agreement by the Stockholders shall constitute the ratification of such appointment and authority on behalf of the Securityholders), to: (i) take all action permitted in connection with the implementation of those provisions of this Agreement and the Escrow Agreement that require or permit action by the Stockholder Representative, (ii) take all action permitted in connection with the defense and/or settlement of any and all claims for which the Securityholders may be required to provide indemnification pursuant to Section 8 hereof (including rejecting, contesting, settling and resolving any such claims) and any claims that may be made against the Escrow Funds under the Escrow Agreement, (iii) review and take action with respect to Tax Returns and the Tax Statement pursuant to Section 4.6 hereof, (iv) give and receive all notices and service of process required or permitted to be given or received by the Securityholders or the Stockholder Representative under this Agreement or the Escrow Agreement, and (v) take any and all such additional action as is contemplated to be taken by or on behalf of the Securityholders by the terms of this Agreement or of the Escrow Agreement.

(c) The Stockholder Representative shall have the power to designate his successor hereunder. In the event that the Stockholder Representative resigns from such position or is unable to continue in such position without having designated a successor, Securityholders holding among them the rights to receive at least a majority of the amount then remaining in the Escrow Funds to be distributed to the Securityholders (the "Majority Holders") shall promptly appoint another representative to fill such vacancy, and such substituted representative shall be deemed to be the Stockholder Representative for all purposes of this Agreement; provided that a resigning Stockholder Representative shall continue to perform his duties and obligations until his successor is appointed and has become a party to this Agreement and the Escrow Agreement. In the absence of such appointment, the Stockholder Representative or PTC may apply to a court of competent jurisdiction for the appointment of a successor Stockholder Representative, and the costs, expenses and reasonable attorneys' fees incurred in connection with such proceeding shall be paid by the Securityholders. The Stockholder Representative may be removed at any time upon the written consent of the Majority Holders with concurrent written notice to PTC; provided however, that a successor Stockholder Representative must be concurrently appointed and become a party to this Agreement and the Escrow Agreement.

(d) All decisions, actions, agreements, and instructions by the Stockholder Representative, including any consent, waiver, or agreement between the Stockholder Representative and any PTC Indemnitee relating to the defense or settlement of any claim for which the Securityholders may be required to provide indemnification pursuant to Section 8 hereof, and all notices provided to and/or legal process served upon the Stockholder Representative in accordance with this Agreement shall be deemed to be provided to and/or served upon the Securityholders and shall be conclusive and binding upon the Securityholders, and no Securityholder nor anyone claiming through a Securityholder shall have the right to object, dissent, protest or otherwise contest the same nor, except in the case of fraud or willful breach of this Agreement by the Stockholder Representative, any cause of action against the Stockholder Representative therefor. By virtue of their approval of this Agreement and the Merger, the Stockholders hereby jointly and severally agree to indemnify the Stockholders Representative for, and hold him harmless against, any loss, liability or expense incurred in good faith and without gross negligence or bad faith on the part of the Stockholders Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

(e) The Stockholder Representative is authorized to act on behalf of the Securityholders notwithstanding any dispute or disagreement among the Securityholders. Any person may conclusively and absolutely rely, without inquiry, upon any actions of the Stockholder Representative as the acts of the Securityholders in all matters referred to in this Agreement and the Escrow Agreement. In taking any actions as Stockholder Representative, the Stockholder Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any person he reasonably believes to be authorized thereunto.

(f) PTC and each other PTC Indemnitee shall be entitled to rely conclusively on the instructions and decisions of the Stockholder Representative as to all matters described herein, including in connection with the defense or settlement of any claims for indemnification pursuant to Section 8 hereof or any other actions required or permitted to be taken by the Stockholder Representative hereunder or under the Escrow Agreement and shall have no duty to inquire into the authority of any person reasonably believed by them to be the Stockholder Representative, and no party hereunder shall have any cause of action against PTC or any such other person for any action taken by it in reliance upon the instructions or decisions of any such person.

(g) The provisions of this Section 10.11 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Securityholder may have in connection with the transactions contemplated by this Agreement. Remedies available at law for any breach of the provisions of this Section 10.11 will be inadequate; therefore, PTC and each other PTC Indemnitee shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages or posting any bond if such person brings an action or proceeding to enforce the provisions of this Section 10.11.

(h) The Stockholder Representative may employ and obtain the advice of legal counsel, accountants and other professional advisors and incur such other reasonable expenses on behalf of the Securityholders in connection with this Agreement and the Escrow Agreement as the Stockholder Representative, in his sole discretion, deems necessary or advisable in the performance of his or her duties as the Stockholder Representative. The fees and expenses incurred by the Stockholder Representative may be paid from the Stockholder Representative Funds, but not from any part of the Escrow Funds.

(i) The Stockholder Representative represents and warrants to PTC and Arbortext that he has all requisite capacity and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby, this Agreement has been duly executed and delivered by the Stockholder Representative and, assuming the due authorization, execution and delivery of this Agreement by each other party hereto, constitutes a legal, valid and binding obligation of the Stockholder Representative, enforceable against the Stockholder Representative in accordance with its terms.

                   [The rest of this page intentionally blank]

         IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Agreement under seal as of the date first written above.

                                         PARAMETRIC TECHNOLOGY CORPORATION


                                         By:      /s/  Cornelius F. Moses
                                            ------------------------------------
                                            Executive Vice President and
                                            Chief Financial Officer



                                         PTC MAPLE CORPORATION

Agreement adopted by the stockholder of
PTC Arbortext Corporation pursuant to
DGCL ss.ss. 251 and 252:                By:       /s/ Joel E. Legon
                                           -------------------------------------
                                           Name:
                                           President
   /s/ Aaron C. von Staats
-----------------------------------
Secretary                                  ARBORTEXT, INC.

Agreement adopted by the stockholders of
Arbortext, Inc. pursuant to DGCL ss.ss. 251
and 252:
                                         By:      /s/  Raymond P. Schiavone
                                            ------------------------------------
                                            President and
                                            Chief Executive Officer

   /s/ James Haggarty
-----------------------------------
Secretary
                           STOCKHOLDER REPRESENTATIVE:


                                                  /s/  Promod Haque
                                            ------------------------------------
                                                     Promod Haque